   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 1996

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        COMPUTER LEARNING CENTERS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          8222                  36-3501869
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                         ------------------------------

          11350 RANDOM HILLS ROAD, SUITE 240, FAIRFAX, VIRGINIA 22030
                                 (703) 359-9333
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                              CHARLES L. COSGROVE
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                        COMPUTER LEARNING CENTERS, INC.
          11350 RANDOM HILLS ROAD, SUITE 240, FAIRFAX, VIRGINIA 22030
                                 (703) 359-9333
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

           DAVID SYLVESTER                         KENNETH L. GUERNSEY
          WILLIAM F. WINSLOW                        MARTIN J. LOBDELL
            HALE AND DORR                           COOLEY GODWARD LLP
    1455 Pennsylvania Avenue, N.W.            One Maritime Plaza, 20th Floor
        Washington, D.C. 20004                   San Francisco, CA 94111
            (202) 942-8400                            (415) 693-2000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE HEREOF.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                AMOUNT        PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
             TITLE OF SHARES                     TO BE         OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION
             TO BE REGISTERED               REGISTERED (1)     PER SHARE (2)           PRICE               FEE
Common Stock,
 $.01 par value per share.................     1,305,000           $28.00           $36,540,000          $12,600

(1) Includes up to 170,216 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low sales prices of the Registrant's Common Stock on the Nasdaq National Market on September 3, 1996.
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 1996

                             [LEARNING CENTER LOGO]

                                1,134,784 SHARES
                                  COMMON STOCK

    Of the 1,134,784 shares of Common Stock offered hereby, 434,783 shares are being sold by Computer Learning Centers, Inc. (the "Company") and 700,001 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." On September 3, 1996, the last sale price for the Common Stock, as reported on the Nasdaq National Market, was $27.875 per share. See "Price Range of Common Stock." The Common Stock is traded under the Nasdaq symbol "CLCX."
                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     COMMISSION OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                  UNDERWRITING                       PROCEEDS TO
                                   PRICE TO       DISCOUNTS AND     PROCEEDS TO        SELLING
                                    PUBLIC         COMMISSIONS      COMPANY(1)      STOCKHOLDERS
Per Share.....................         $         $                $                $
Total (2).....................         $         $                $                $

(1) Before deducting expenses payable by the Company, estimated at $600,000.

(2) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 170,216 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will
    be $       , $       , $       and $       , respectively.
                               ------------------

    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens & Company"), San Francisco, California, on or about October , 1996.

ROBERTSON, STEPHENS & COMPANY                                 PIPER JAFFRAY INC.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER  , 1996.

    The following is a narrative description of graphic and image material contained on the inside front cover of the printed version of this Prospectus, which material has been omitted from the version filed electronically.

    1.  The heading "Students and Graduates of Computer Learning Centers".

    2. Pictures depicting (i) a young adult male student/former student, (ii) a young adult female student/former student and (iii) a training lab at a Computer Learning Center facility with students and instructors. The following language accompanies the foregoing pictures:

            "Focused on providing computer-related education and training to more than 7,000 career-oriented adults annually".

                              [ INSERT GRAPHICS ]

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS, IF ANY, MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           4
Risk Factors...............................................................................................           6
Use of Proceeds............................................................................................          12
Dividend Policy............................................................................................          12
Price Range of Common Stock................................................................................          13
Capitalization.............................................................................................          14
Selected Consolidated Financial Data.......................................................................          15
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          17
Business...................................................................................................          26
Financial Aid and Regulation...............................................................................          35
Management.................................................................................................          42
Certain Transactions.......................................................................................          47
Principal and Selling Stockholders.........................................................................          48
Description of Capital Stock...............................................................................          50
Underwriting...............................................................................................          52
Legal Matters..............................................................................................          54
Experts....................................................................................................          54
Additional Information.....................................................................................          54
Index to Consolidated Financial Statements.................................................................         F-1

                            ------------------------

    Computer Learning Centers-TM-, CLC-TM-, the CLC logo and Advantec-TM- are trademarks or service marks of the Company. All other trademarks, service marks or trade names referred to in this Prospectus are the property of their respective owners.

    Computer Learning Centers, Inc. was incorporated in Delaware in March 1987. The Company's principal executive offices are located at 11350 Random Hills Road, Suite 240, Fairfax, Virginia 22030, and its telephone number is (703) 359-9333.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Computer Learning Centers, Inc. ("CLC" or the "Company") provides information technology and computer-related education and training. The Company designs programs and courses to meet current information technology education needs, offering instruction in rapidly growing technologies such as client/server, databases, networking and object-oriented programming. Through its accredited career programs, the Company offers Associate Degrees and non-degree diplomas in five primary areas of study to adults seeking entry-level jobs in information technology: business applications; electronics, systems and hardware; programming; networking; and business applications with networking. In addition to its traditional career and Associate Degree programs, the Company offers its Advantec Institute ("AI") courses in intensive two- to six-week formats for the continuing education and training of information technology professionals. The Company enrolls over 7,000 students annually at its 11 locations in California, Illinois, Pennsylvania, Texas and Virginia.

    According to the United States Department of Labor, the percentage of the American workforce using computers on the job increased from 25% in 1984 to 47% in 1993, and the Department of Labor estimates that by 2005 over 5.9 million additional job openings will be created in occupations requiring information technology skills. As business and government organizations become increasingly dependent on information technology and the integration of technology into the work place, the Company believes the demand for information technology education and training will increase significantly. According to International Data Corporation, the United States market for instructor-led information technology education and training was approximately $4.9 billion in 1993 and is expected to increase to $7.8 billion in 1997.

    The Company believes it is well positioned to take advantage of the increasing demand for information technology education and training. CLC's programs are developed with input from employers and students and are taught by experienced professionals. Each Learning Center is equipped with up-to-date computer hardware and software, and each program requires students to spend at least 50% of their in-school time gaining hands-on experience. CLC offers year-round scheduling flexibility to students through new program start dates each month, as well as morning, afternoon and evening classes that allow students to maintain part-time jobs and to enter the workforce on a full-time basis in as little as eight months. The Company provides efficient access to government-supported financing sources, as well as various other forms of private financing. In addition, CLC offers extensive placement services to students and graduates on an ongoing basis.

    The Company's objective is to strengthen and expand its position as one of the leading providers of information technology education and training and to meet the needs of career-minded adults. The Company's strategy is to establish new Learning Centers throughout the United States, broaden the availability of its existing Associate Degree programs at its Learning Centers and open additional Advantec Institutes. In addition, the Company plans to develop new programs and courses in response to the increasing demand for information technology education and training and to focus on improving student graduation and placement rates.

    Based on information provided by graduates and employers, approximately 85% of CLC's placeable graduates (i.e., graduates who actively pursued employment and were not prevented from employment due to pregnancy or health-related situations, continuation of education or military service) for the 12 months ended June 30, 1995 obtained employment related to their field of study. Employers of CLC graduates include small technology-oriented companies as well as major corporations and agencies and their affiliates, including America Online, Inc., Aetna Life and Casualty Company, Bell Atlantic Corporation, Electronic Data Systems, Inc., International Business Machines Corporation, McDonnell Douglas Corporation, Sears, Roebuck and Co. and the University of Pennsylvania.

                                  THE OFFERING

Common Stock Offered by the Company..................  434,783 shares
Common Stock Offered by the Selling Stockholders.....  700,001 shares
Common Stock Outstanding after the Offering..........  5,077,134 shares(1)
Use of Proceeds......................................  For working capital and general corporate purposes, including
                                                       opening new facilities and expansion
                                                       of the Company's programs.
Nasdaq National Market symbol........................  CLCX

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)

                                                                                                    SIX MONTHS
                                                                  YEAR ENDED JANUARY 31,          ENDED JULY 31,
                                                              -------------------------------  --------------------
                                                                1994       1995       1996       1995       1996
                                                              ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $  34,981  $  39,297  $  46,081  $  21,544  $  28,983
Income before interest......................................      4,068      3,266      5,093      1,937      3,998
Interest expense (income), net..............................      1,356        948         96        256       (214)
Income before income taxes, discontinued operations,
 extraordinary item and cumulative effect of accounting
 change.....................................................      2,712      2,318      4,997      1,681      4,212
Income from continuing operations before discontinued
 operations, extraordinary item and cumulative effect of
 accounting change..........................................  $   1,588  $   1,187  $   2,919  $     909  $   2,464
Income per share from continuing operations(2)..............             $    0.43  $    0.77  $    0.28  $    0.54
Weighted average number of shares outstanding(2)............                 2,737      3,798      3,248      4,581

                                                                                                JULY 31, 1996
                                                                                          -------------------------
                                                                                           ACTUAL    AS ADJUSTED(3)
                                                                                          ---------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................  $  11,294    $   24,782
Working capital.........................................................................      8,975        23,105
Total assets............................................................................     48,001        61,537
Long-term liabilities...................................................................      1,698         1,698
Total stockholders' equity..............................................................     20,247        35,019

- --------------------------

(1) Based on shares outstanding at August 31, 1996. Excludes 402,690 shares of Common Stock issuable upon exercise of options outstanding as of August 31, 1996 and 705,742 additional shares of Common Stock reserved at that date for issuance in the future under the Company's stock plans. See "Management -- Stock Plans."
(2) Pro forma for all periods except six months ended July 31, 1996. See Note 2 to "Selected Consolidated Financial Data."
(3) Adjusted to give effect to (i) the sale of 434,783 shares of Common Stock offered by the Company hereby at an assumed public offering price of $27.875 per share, after deduction of underwriting discounts and commissions and estimated expenses payable by the Company, (ii) the exercise by certain of the Selling Stockholders of options to purchase 203,784 shares of Common Stock to be sold by them in this offering and (iii) the payment by certain of the Selling Stockholders of subscription notes in the aggregate principal amount of $579,000.

EXCEPT IN THE CONSOLIDATED FINANCIAL STATEMENTS OR AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND GIVES EFFECT TO THE EXERCISE BY CERTAIN OF THE SELLING STOCKHOLDERS IMMEDIATELY PRIOR TO THE COMPLETION OF THIS OFFERING OF OPTIONS TO PURCHASE AN AGGREGATE OF 203,784 SHARES OF COMMON STOCK, ALL OF WHICH SHARES ARE BEING SOLD IN THIS OFFERING.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

POTENTIAL ADVERSE EFFECTS OF REGULATION

    As educational institutions that participate in various federal and state financial aid programs, the Company and the Learning Centers are subject to extensive governmental regulation. In particular, the Higher Education Act of 1965, as amended (the "HEA"), and the regulations promulgated thereunder, subject the Company, the Learning Centers and all other higher education institutions eligible to participate in the various federal student financial aid programs under Title IV of the HEA (the "Title IV Programs") to significant regulatory scrutiny. For the fiscal year ended January 31, 1996, the Company derived approximately 72% of its revenues from the Title IV Programs. The termination or material limitation of the ability of the Company or any of the Learning Centers to participate in the Title IV Programs would have a material adverse effect on the Company. In addition, each institution must be authorized to offer its programs of instruction by the relevant agency of the state in which it is located and, to participate in Title IV Programs, be accredited by an accrediting agency recognized by the United States Department of Education (the "Department of Education"). The states and accrediting agency with jurisdiction over the Learning Centers have promulgated standards, which vary substantially, relating to institutional programs, locations, financial responsibility and other operational matters.

    The failure by any of the Learning Centers to comply with applicable federal, state or accrediting agency requirements could result in the imposition of an administrative fine or the limitation, suspension or termination of that Center's ability to participate in the Title IV Programs or the loss of state licensure or accreditation. Violations of the Title IV Program requirements could also subject the Company to sanctions under the United States False Claims Act as well as other civil and criminal penalties. Any such event could have a material adverse effect on the Company. There are no proceedings for any such purposes pending, and the Company has no reason to believe that any such proceeding is contemplated. In addition, all government-provided student financial aid programs, including the Title IV Programs, are subject to the effects of federal and state budgetary processes and the possible elimination or consolidation of the Department of Education, and there can be no assurance that government funding for the financial aid programs in which the Company's students participate will continue to be available or be maintained at current levels. The loss of funding or a reduction in funding levels for the Title IV Programs would have a material adverse effect on the Company. See "Financial Aid and Regulation."

    Certain significant regulatory factors that could adversely affect the Company and the Learning Centers are discussed below:

    STUDENT LOAN DEFAULTS. Under the HEA, an institution could lose its eligibility to participate in some or all of the Title IV Programs if the defaults of its current or former students on their federal student loans exceed specified rates for specified periods of time. An institution's annual cohort default rate ("cohort default rate") is calculated as the rate at which borrowers scheduled to begin repayment on their loans in one federal fiscal year ending September 30 ("FY") default on those loans by the end of the following federal fiscal year. Under the Federal Family Education Loan (the "FFEL," formerly the Guaranteed Student Loan) program, any institution that has FFEL cohort default rates of 25% or greater for three consecutive federal fiscal years will no longer be eligible to participate in the FFEL program or the William D. Ford Federal Direct Loan Program for the remainder of the federal fiscal year in which the determination of ineligibility is made and for the two subsequent federal fiscal years. An institution whose FFEL cohort default rate for any federal fiscal year exceeds 40% may have its eligibility to participate in all Title IV Programs limited, suspended or terminated.

    The Chicago Learning Center's FY 1993 cohort default rate as published is 36.5% which, if accurate, would result in three consecutive years of default rates that exceed the 25% threshold. Management believes the published rates are likely to contain errors which, if a sufficient number are agreed to and thereby corrected by the Department of Education, could reduce at least one or more of those final cohort default rates below 25%. Pursuant to the Department of Education's procedures, the Company has submitted appeals of the Chicago Learning Center's FY 1991, FY 1992 and FY 1993 rates setting forth evidence of such errors. The Department of Education has decided the appeal for the Chicago Learning Center's FY 1992 cohort default rate, which remains above 25%, but the FY 1991 and FY 1993 appeals remain pending.

    The Chicago Learning Center will remain eligible to participate in all Title IV Programs pending the resolution of such cohort default rate appeals. Depending on the ultimate resolution of those appeals, the Chicago Learning Center's eligibility to participate in the FFEL programs could be subject to termination, and, under a recently enacted statute, that Learning Center's students could lose access to Federal Pell Grant funds until July 1997. The Company cannot predict when the Department of Education might decide the Chicago Learning Center's FY 1991 or FY 1993 appeals or the outcome of such appeals. The Chicago Learning Center accounted for approximately 11.0% of the Company revenues for fiscal 1996. If the Chicago Learning Center loses its eligibility to participate in some or all of the Title IV Programs, such loss would have a material adverse effect on the Company.

    In July 1996, the Company received the FY 1994 preliminary cohort default rates for the Chicago and Philadelphia Learning Centers of 20.2% and 27.4%, respectively. The Department of Education issues preliminary default rates to allow institutions the opportunity to review and, if necessary, challenge the student loan default data to ensure its accuracy before the final rates are published. The Company has challenged certain data contained in the Philadelphia Learning Center's preliminary FY 1994 default rate and is currently awaiting the resolution of that challenge. If the Philadelphia Learning Center's final FY 1994 cohort default rate is published at 25% or higher, it would result in three consecutive years of default rates that exceed the 25% threshold. The Company has appealed or plans to appeal the accuracy of all three relevant cohort default rates. Depending on the ultimate resolution of all of those appeals, the Philadelphia Learning Center's eligibility to participate in the FFEL programs could be subject to termination, and the Philadelphia Learning Center's students could lose access to Federal Pell Grant funds until July 1997. The Department of Education has decided the Philadelphia Learning Center's appeal for FY 1992 and, while certain adjustments were made, such default rate remains above 25%. The Company cannot predict when the Department of Education might issue final FY 1994 cohort default rate data or determine the Philadelphia Learning Center's FY 1993 appeal. The Philadelphia Learning Center accounted for approximately 16.7% of the Company's revenues for fiscal 1996. If the Philadelphia Learning Center loses its eligibility to participate in some or all of the Title IV Programs, such loss would have a material adverse effect on the Company. See "Financial Aid and Regulation -- Regulation of Federal Financial Aid Programs -- Student Loan Defaults."

    Under the Department of Education's regulations, an FFEL cohort default rate equal to or exceeding 25% in any one of the three most recent federal fiscal years can be a basis for the Department of Education to place that institution on provisional certification for up to four years. Provisional certification generally allows an institution to continue to participate in the Title IV Programs subject to conditions imposed by the Department of Education and, in the event of any material violation of such conditions, subjects the institution to a loss of eligibility. The Learning Centers in Philadelphia and Chicago could be subject to provisional certification or continued provisional certification on the basis of their cohort default rates. The Chicago Learning Center has been notified that it must submit a recertification application by September 30, 1996.

    In the course of a 1994 recertification review, the Philadelphia Learning Center was granted provisional certification to participate in the Title IV Programs through September 1997, based upon the fact that its published FY 1992 cohort default rate exceeded the applicable standard. The terms of its provisional certification provide that during this period, if, after resolution of any appeals, the Philadelphia Learning Center's cohort default rate is determined to exceed 32.9% for any single federal fiscal year, the Department of Education may immediately seek to terminate the Philadelphia Learning Center's eligibility to participate in the Title IV Programs. The Philadelphia Learning Center's published FY 1993 cohort default rate, which the Company has appealed, is 37.7%. However, the Company has learned that the Department of Education has modified its policy, consistent with applicable regulations, so as to eliminate the year-by-year comparison that is currently called for in the Philadelphia Learning Center's provisional certification. Instead, the Department of Education allows an institution to maintain its provisional certification if there is no other indication that the institution lacks administrative capability. See "Financial Aid and Regulation -- Regulation of Federal Financial Aid Programs -- Student Loan Defaults."

    The Department of Education's regulations further provide that an institution may be considered to lack administrative capability, and therefore may be placed on provisional certification, if its default rate on Federal Perkins ("Perkins") loans exceeds 15% for any federal award year (i.e., July 1 - June 30). The Company administers its Perkins loan funds on a Company-wide basis, and in the past, all of the Learning Centers have shared one Perkins loan default rate. The Company had a default rate for Perkins loans of 18.9% for the 1995-96 federal award year. The Perkins program accounted for approximately 1.9% of the Company's revenues in fiscal 1996.

    OTHER REGULATIONS. In addition to the regulations discussed above, the Company must comply with several other regulatory requirements. These requirements include limitations on change of ownership resulting in a change of control of the Company, which, if exceeded, may result in the loss of eligibility of the Learning Centers to participate in the Title IV Programs; compliance with the "85/15 Rule," which prohibits an institution from participating in the Title IV Programs if the institution derives more than 85% of its applicable revenues from the applicable Title IV Programs; financial responsibility standards; and restrictions on adding new locations and programs. In addition, the Company is prohibited from offering its employees incentive compensation or other payments or gifts that might constitute inducements to secure enrollments. See "Financial Aid and Regulation -- Regulation of Federal Financial Aid Programs."

CONTROL BY GENERAL ATLANTIC ENTITIES; POTENTIAL ADVERSE REGULATORY EFFECTS OF CHANGE OF CONTROL

    After the completion of this offering, General Atlantic Corporation ("GAC"), General Atlantic Partners II, L.P. ("GAP") and GAP-CLC Partners, L.P. ("GAP-CLC") (collectively, the "General Atlantic Entities") will beneficially own approximately 22.4% of the outstanding shares of Common Stock. Consequently, the General Atlantic Entities, and GAC in particular, will continue to have significant influence over the policies and affairs of the Company and may be in a position to determine the outcome of corporate actions requiring stockholder approval, including the election of directors, the adoption of amendments to the Company's Certificate of Incorporation and the approval of mergers and sales of the Company's assets.

    Because of the control position of the General Atlantic Entities, any disposition of Common Stock by the General Atlantic Entities or issuance of stock by the Company that results in a loss of control by the General Atlantic Entities may have material adverse consequences for the Company under applicable federal and state regulations and accrediting agency requirements, including potential loss of eligibility to participate in the Title IV Programs. Upon a change in ownership resulting in a change of control of the Company, as defined in the HEA and the Department of Education's regulations, each Learning Center would lose its eligibility to participate in the Title IV Programs for an indeterminate period of time while it applies to regain eligibility, with the likely loss of a portion of its Title IV funding during the reapproval period. A change of control also would have significant regulatory consequences for the Company at the state level and could affect the accreditation of the Learning Centers.

    The HEA and the Department of Education's regulations include the sale of a controlling interest of common stock of an institution or its parent corporation in the definition of a change of control. For a publicly traded corporation such as the Company, Department of Education regulations specify that a change of control arises at the same time that a report on Form 8-K is required to be filed with the Securities and Exchange Commission reporting a change of control. Most states and accrediting agencies have similar requirements, but they do not uniformly define a change of control. A change of control of the Company that exceeds the threshold set by the Department of Education would have a material adverse effect on the Company. If this offering were determined to involve a change of ownership resulting in a change of control, the Company would be required to reaffirm the accreditation and state authorization of each Learning Center, each of which is a prerequisite to apply to regain eligibility to participate in the Title IV Programs. A significant delay in reobtaining or the failure to reobtain state authorization, accreditation or Title IV Program certification for any or all of the Learning Centers could have a material adverse effect on the Company.

    The potential adverse implications of a change of ownership resulting in a change of control could influence future decisions by the Company and its stockholders regarding the sale, purchase, transfer, issuance or redemption of the Company's capital stock. Although the General Atlantic Entities have advised the Company they have no immediate plans to dispose of the Common Stock to be held by them after this offering, the Company does not believe that the General Atlantic Entities have made any decision regarding their future plans for their ownership interests in the Company. There can be no assurance that the General Atlantic Entities will maintain their ownership interests in the Company or as to the manner or timing of any disposition of Common Stock by the General Atlantic Entities. The General Atlantic Entities are entitled to certain registration rights with respect to such shares, which rights would facilitate the disposition of Common Stock by the General Atlantic Entities. See "Financial Aid and Regulation--Regulation of Federal Financial Aid Programs -- Change of Control."

COMPETITION

    The postsecondary adult education and training market is highly fragmented, with no single institution or company holding a dominant market share. The Company competes for students with vocational and technical training schools, degree-granting colleges and universities, continuing education programs and commercial training programs. Certain public and private colleges may offer programs similar to those of the Learning Centers at a lower tuition cost due in part to government subsidies, foundation grants, tax-deductible contributions or other financial resources not available to proprietary institutions. See "Business -- Competition."

DEPENDENCE ON NEW PROGRAMS AND LOCATIONS; RISKS ASSOCIATED WITH CHANGES IN TECHNOLOGY AND GROWTH

    The market for the Company's programs and services is characterized by rapidly changing requirements and characteristics, and the Company's ability to develop and offer new programs and services and to open new locations is subject to extensive state and federal regulation and accrediting agency requirements. If the Company is unable, for financial, regulatory or other reasons, to develop and offer new programs and services in a timely manner in response to changes in the industry, or if programs and services offered by the Company fail to gain or maintain widespread commercial acceptance, the Company's business may be materially and adversely affected. See "Financial Aid and Regulation -- Regulation of Federal Financial Aid Programs."

    The Company offers training programs and services for rapidly changing information technology. The introduction of information products embodying new technologies and the emergence of new information system standards or services may adversely affect the Company's ability to market its programs and services. This may require the Company to make substantial expenditures to develop new programs and services and to acquire new faculty, equipment and facilities. If the Company is unable, for financial, regulatory or other reasons, to make those expenditures or acquisitions, the Company's business may be materially and adversely affected.

    The Company's ability to meet its future operating and financial goals will depend upon the Company's ability to implement successfully its growth strategy, which will include the introduction of new locations as well as the potential acquisition of assets and programs complementary to the Company's operations. The Company's success in this area will depend on its ability to integrate successfully such new locations, assets and businesses. There can be no assurance that the Company will be able to implement or manage expansion effectively, and any failure to manage growth effectively or any delays in expansion would have a material adverse effect on the Company's business and results of operations. See "Business -- Business Strategy."

DEPENDENCE UPON KEY EMPLOYEES

    The Company's success depends to a significant extent upon the continued service of its executive officers and other key personnel. None of the Company's executive officers or key employees, other than Reid R. Bechtle, is subject to an employment or non-competition agreement. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company. The Company's future success will depend in part upon its continuing ability to attract and retain highly qualified personnel. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Business -- Faculty" and "Management."

DISCRETIONARY USE OF PROCEEDS

    The net proceeds of the offering, estimated at approximately $10.8 million, will be used for the opening of additional facilities and expansion of the Company's programs and program offerings, both internally and through possible future strategic acquisitions, and for general corporate purposes, including working capital. Accordingly, the Company will have broad discretion as to the application of such proceeds. See "Use of Proceeds" and "Business -- Business Strategy."

ANTITAKEOVER EFFECT OF CERTAIN CHARTER, BY-LAW AND OTHER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

    Certain provisions of the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and Amended and Restated Bylaws ("Bylaws") which will become operative upon the completion of this offering may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that might be considered to be in the best interests of the stockholders of the Company. These provisions, among other things, (i) classify the Company's Board of Directors into three classes, each of which will serve for different three-year periods, (ii) provide that only the Board of Directors, chairman or president may call special meetings of the stockholders, (iii) establish certain advance notice procedures for nominations of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings, (iv) provide that directors may be removed by the stockholders only for cause and (v) require a vote of the holders of more than two-thirds of the shares entitled to vote in order to amend the foregoing and certain other provisions of the Certificate of Incorporation and Bylaws. In addition, the Board of Directors, without further action of the stockholders, is permitted to issue and fix the terms of preferred stock which may have rights senior to those of the Common Stock. The Company is subject to the "business combination" provisions of the Delaware General Corporation Law which may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that might be considered in the best interests of the stockholders of the Company. The business combination provisions of the Delaware General Corporation Law will, subject to certain exceptions, prohibit the Company from engaging in certain "business combinations" with an "interested stockholder," unless the business combination is approved in a prescribed manner. The commercial bank line of credit being negotiated by the Company may also contain provisions that may discourage proposals or bids to acquire the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" "Description of Capital Stock."

VOLATILITY OF MARKET PRICE

    From time to time after this offering, there may be significant volatility in the market price of the Common Stock. The Company believes that the current market price of the Common Stock reflects expectations that the Company will be able to continue to operate its programs profitably and to develop additional and new programs at a significant rate and operate them profitably. If the Company is unable to operate its programs profitably or develop programs at a pace that reflects the expectations of the market, investors could sell shares of Common Stock at or after the time that it becomes apparent that such expectations may not be realized, resulting in a decrease in the market price of the Common Stock. In addition to the operating results of the Company, changes in earnings estimated by analysts, changes in general conditions in the economy or the financial markets or other developments affecting the Company or the educational services industry could cause the market price of the Common Stock to fluctuate substantially. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reason unrelated to their operating performance. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock or the perception that such sales may occur could adversely affect prevailing market prices for the Common Stock. An aggregate of 4,438,567 shares of Common Stock are currently outstanding, excluding 402,690 shares subject to outstanding stock options. Upon the completion of this offering, approximately 3,615,152 shares of Common Stock will be freely transferable and approximately 1,384,504 additional shares will be transferable pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). In addition, approximately 438,281 shares of Common Stock are subject to outstanding options exercisable within 60 days after the date of this Prospectus. Of such shares, 280,237 shares will be freely transferable upon issuance and 158,044 shares will be transferable subject to Rule 144 and, with respect to certain holders, the expiration of certain lock-up agreements. The Company, the directors and executive officers of the Company and the Selling Stockholders have agreed not to sell any shares of Common Stock for 90 days after the date of this Prospectus (with certain limited exceptions) without the prior written consent of Robertson, Stephens & Company. Following this offering, beneficial owners of an aggregate of 1,503,901 shares of Common Stock will have contractual rights with respect to the registration of such shares. See "Description of Capital Stock -- Registration Rights" and "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 434,783 shares of Common Stock offered by the Company hereby, based on an assumed public offering price of $27.875 per share and after deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $10.8 million ($12.5 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

    The Company expects to use the net proceeds to the Company for working capital, to open additional Learning Centers and Advantec Institutes and to expand the Company's programs. The Company may also use a portion of such proceeds to acquire complementary businesses and related assets, products or curricula. The Company engages from time to time in discussions regarding possible acquisitions; however, the Company presently has no agreements, arrangements or commitments with respect to any such acquisition. Pending such uses, the net proceeds will be invested in short-term, investment-grade, interest-bearing securities. See "Risk Factors -- Discretionary Use of Proceeds."

                                DIVIDEND POLICY

    To date, the Company has not paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain any available funds for use in the operation of its business and does not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CLCX." Public trading of the Common Stock commenced on May 31, 1995. Prior to that time, there was no public market for the Company's Common Stock. The following table sets forth the high and low sales prices for the Common Stock reported by Nasdaq for the periods indicated.

                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
Fiscal Year 1996:
  Second Quarter (beginning May 31, 1995)....................................................  $    9.50  $    7.50
  Third Quarter..............................................................................      11.75       7.50
  Fourth Quarter.............................................................................      11.00       7.00
Fiscal Year 1997:
  First Quarter..............................................................................  $   11.50  $    8.25
  Second Quarter.............................................................................      25.25      10.75
  Third Quarter (through September 3, 1996)..................................................      29.00      22.00

    On September 3, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $27.875 per share. As of such date, there were approximately 25 holders of record of the Common Stock.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of July 31, 1996 on an actual basis and as adjusted to give effect to the sale of the 434,783 shares of Common Stock offered by the Company hereby, based on an assumed public offering price of $27.875 per share and after deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                                                               JULY 31, 1996
                                                                                         -------------------------
                                                                                         ACTUAL(1)  AS ADJUSTED(2)
                                                                                         ---------  --------------
                                                                                              (in thousands)
Long-term debt.........................................................................         --            --
Stockholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares authorized, no shares issued or
   outstanding.........................................................................         --            --
  Common Stock, $.01 par value; 10,000,000 shares authorized; 4,438,567 shares issued
   and outstanding, actual; 5,077,134 shares issued and outstanding, as adjusted.......  $      44    $       51
  Additional paid-in capital...........................................................     16,351        29,828
  Less: subscription notes receivable..................................................       (666)          (87)
  Net unrealized gain on securities available for sale.................................        235           235
  Retained earnings....................................................................      4,283         4,283
                                                                                         ---------  --------------
    Total stockholders' equity.........................................................     20,247        34,310
                                                                                         ---------  --------------
      Total capitalization.............................................................  $  20,247    $   34,310
                                                                                         ---------  --------------
                                                                                         ---------  --------------

- ------------------------
(1) Does not reflect the issuance of 203,784 shares of Common Stock to be issued upon exercise of options by certain of the Selling Stockholders, all of which shares are being sold in this offering.

(2) Gives effect to the issuance of 203,784 shares of Common Stock upon exercise of options by certain of the Selling Stockholders and the payment of subscription notes receivable in the aggregate amount of $579,000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data of the Company are qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and notes thereto and other financial data included elsewhere in this Prospectus. The statement of operations data set forth below for each of the three years in the period ended January 31, 1996 and the balance sheet data as of January 31, 1995 and 1996 are derived from the Company's Consolidated Financial Statements for those years which have been audited by Price Waterhouse LLP, independent accountants, whose report thereon is included elsewhere in this Prospectus. The statement of operations data for each of the two years in the period ended January 31, 1993 and the balance sheet data as of January 31, 1992, 1993 and 1994 are derived from audited financial statements of the Company not included in this Prospectus. The statement of operations data for the six months ended July 31, 1995 and 1996 and the balance sheet data as of July 31, 1996 are derived from unaudited financial statements of the Company included elsewhere in this Prospectus and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such financial data when read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. These historical results are not necessarily indicative of the results to be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                                   SIX MONTHS
                                                                      YEAR ENDED JANUARY 31,                     ENDED JULY 31,
                                                       -----------------------------------------------------  --------------------
                                                         1992       1993       1994       1995       1996       1995       1996
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                        (in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................  $  30,914  $  31,231  $  34,981  $  39,297  $  46,081  $  21,544  $  28,983
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Costs of instruction and services..................     18,811     18,061     19,406     22,227     26,076     12,497     15,786
  Selling and promotional............................      5,640      5,464      6,259      6,371      7,884      3,835      5,059
  General and administrative.........................      4,244      2,765      2,844      3,727      4,052      1,776      2,675
  Provision for doubtful accounts....................      2,849      1,375      1,996      3,313      2,613      1,318      1,284
  Amortization of intangibles........................        523        427        408        393        363        181        181
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          32,067     28,092     30,913     36,031     40,988     19,607     24,985
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before interest........................     (1,153)     3,139      4,068      3,266      5,093      1,937      3,998
Interest expense (income), net.......................      2,935      2,049      1,356        948         96        256       (214)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes, discontinued
 operations, extraordinary item and cumulative effect
 of accounting change................................     (4,088)     1,090      2,712      2,318      4,997      1,681      4,212
Provision for income taxes...........................     --            321      1,124      1,131      2,078        772      1,748
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations before
 discontinued operations, extraordinary item and
 cumulative effect of accounting change..............  $  (4,088) $     769  $   1,588  $   1,187  $   2,919  $     909  $   2,464
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income per share from continuing operations(1)(2)....                                   $    0.43  $    0.77  $    0.28  $    0.54
                                                                                        ---------  ---------  ---------  ---------
                                                                                        ---------  ---------  ---------  ---------
Weighted average number of shares
 outstanding(1)(2)...................................                                       2,737      3,798      3,248      4,581

Fully diluted income per share from continuing
 operations(3).......................................                                                                    $    0.52
                                                                                                                         ---------
                                                                                                                         ---------
Fully diluted weighted average number of shares
 outstanding(3)......................................                                                                        4,738

                                                                         JANUARY 31,
                                                    -----------------------------------------------------  JULY 31,
                                                      1992       1993       1994       1995       1996       1996
                                                    ---------  ---------  ---------  ---------  ---------  ---------
                                                                             (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents.........................  $   2,728  $   2,266  $   4,388  $   4,753  $   8,260  $  11,294
Total current assets..............................     15,855     14,681     21,210     29,968     29,635     35,031
Total assets......................................     39,530     32,964     36,011     39,922     39,808     48,001
Total current liabilities.........................     18,811     19,823     16,286     18,460     21,093     26,056
Long-term liabilities.............................     18,795     10,834     13,764     12,342      1,559      1,698
Total stockholders' equity........................      1,925      2,307      5,961      9,120     17,156     20,247

- ------------------------------

(1) Pro forma for all periods except six months ended July 31, 1996.
(2) For the six months ended July 31, 1996, income per share from continuing operations is equal to income from continuing operations divided by the weighted average number of shares outstanding. For years ended January 31, 1995 and 1996 and six months ended

    July 31, 1995, the pro forma income per share is equal to income from continuing operations divided by the unaudited pro forma weighted average number of shares outstanding. The unaudited pro forma weighted average number of shares outstanding is based upon the number of common shares and common share equivalents outstanding using the treasury stock method.
(3) Fully diluted income per share from continuing operations for the six months ended July 31, 1996 is equal to income from continuing operations divided by the fully diluted weighted average number of shares outstanding. The weighted average number of shares outstanding is based upon the number of common shares and dilutive common share equivalents from stock options outstanding using the treasury stock method.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company provides information technology education and training to over 7,000 students annually. The Company designs programs and courses to meet current information technology education needs, offering instruction in rapidly growing technologies such as client/server, databases, networking and object-oriented programming through its 11 Learning Centers in California, Illinois, Pennsylvania, Texas and Virginia. The Company's Learning Centers in Garland and Houston, Texas commenced operations in January 1996, and its Learning Center in Plymouth Meeting, Pennsylvania commenced operations in February 1996.

    The Company derives approximately 94% of its revenues from tuition, with the remaining revenues derived from sales of books and fees charged directly to students. The Company enrolls students on a monthly basis and delivers its curricula over an 8- to 16-month period for full-time students and over a 16- to 32-month period for part-time students. The Company's revenues in any period are directly related to the number of enrolled students (or student population), the number of new enrollments and the student retention rate.

    The majority of the Company's students qualify for financial assistance under various government-supported student financial aid programs, especially the Title IV Programs, and the Company is highly dependent on the continued availability of government-supported student financial aid. Because students in the Company's Advantec Institute ("AI") courses are not eligible to participate in the Title IV Programs, revenues from the AI courses are received from companies, government agencies and individuals that participate or sponsor employees enrolled in these training programs.

    An institution's eligibility to participate in the Title IV Programs is subject to compliance with numerous regulations, including regulations concerning default rates on federally guaranteed student loans made to the institution's students. Because certain student loan default rates at the Chicago and Philadelphia Learning Centers have in the past exceeded applicable regulatory thresholds, the future eligibility of those Learning Centers, which accounted for approximately 11.0% and 16.7%, respectively, of the Company's revenues for fiscal 1996, to participate in some or all of the Title IV Programs is uncertain. The Company has appealed the calculation of certain of these Learning Centers' default rates and believes the Learning Centers will remain eligible to participate in the Title IV Programs pending the resolution of the appeals. However, if the eligibility of either the Chicago or Philadelphia Learning Center to participate in some or all of the Title IV Programs were to be interrupted for any reason, the interruption of eligibility would thereafter have a material adverse effect on the Company. See "Financial Aid and Regulation
- -- Regulation of Federal Financial Aid Programs."

    To help control cohort default rates with respect to federally guaranteed student loans, each Learning Center employs a professional management staff to assist and educate student borrowers in understanding their rights and responsibilities as borrowers under these programs. Each Learning Center contracts with a professional loan management company to provide further assistance to the former student upon the student's graduation or withdrawal, including making required contacts with the borrower. Tuition and other amounts owed by students no longer enrolled are subject to varying collection risks. Of these, the highest individual amounts are owed by students who withdraw early in the program, and the Company maintains a high level of allowances for uncollectible receivables for accounts in this category. Students who withdraw prior to reaching the midpoint of their academic programs will have higher than normal account balances because they have not attended long enough to receive the full amount of the financial aid available to them. Because such students have not completed enough of their academic programs to find jobs related to their computer education and training, many of them are not able to pay the balances on their accounts. The Company maintains allowance for doubtful accounts that it believes are adequate to absorb expected future losses on such balances, and the levels of these allowance are analyzed not less frequently than quarterly. To analyze the adequacy of the allowance, the Company classifies student accounts receivable balances into several categories which include withdrawn students, graduates and balances owed by third-party sponsors. Based upon historical collection performance, the Company estimates its ability to collect current student accounts receivable balances for each category when determining the allowance for doubtful accounts. The allowance for doubtful accounts so determined is compared to the previously recorded allowance and any resulting adjustment is made to the provision for doubtful accounts.

    The Company manages the collection risks associated with student accounts receivable for withdrawn students by utilizing personnel whose primary responsibility is the collection effort. The collection effort includes reviewing management reports detailing student accounts receivable balances, following up on student delinquencies via telephone and/or letter and other activities related to collection of student accounts receivable. In addition, these personnel help students overcome financial obstacles to completing their educational programs by assisting students in finding part-time employment when their own resources and financial aid are not adequate to meet their financial needs. To assist in managing these collection risks, the Company is in the process of centralizing the credit and collection function. See "Business -- Student Admissions and Retention."

    Costs of instruction and services consist primarily of costs related to the delivery and administration of the Company's programs, including faculty compensation, salaries for administrative personnel who provide services directly to students, the costs of educational materials sold, facility leases and related occupancy costs, equipment rental and depreciation and amortization of educational property and equipment. Selling and promotional costs consist primarily of advertising, admission representative salaries and benefits and other costs related to the selling and promotional functions. These costs are expensed as incurred. General and administrative costs consist primarily of salaries for administrative personnel, occupancy costs, depreciation and amortization of property and equipment, legal expenses and other related costs for functions such as executive management, corporate accounting, human resources, regulatory compliance, product strategy and curricula development, new business development and other functions that do not provide direct services to the Company's students. Provision for doubtful accounts represents the Company's provision for doubtful student accounts receivable. Amortization of intangibles consists primarily of amortization of intangible assets resulting from the Company's original acquisition of six Learning Centers.

RECAPITALIZATION

    In addition to providing information technology education and training, the Company, through its subsidiaries Blessing/White Inc., Comprehensive Learning Concepts (UK) Limited ("UK Ltd") and Mohr Development ("Mohr") also previously provided professional management and development training services to corporations. In May 1995, the Company transferred $500,000 cash and its shares of UK Ltd and Mohr to Blessing/White Inc., cancelled a related note receivable from Blessing/ White Inc., distributed pro rata the outstanding common stock of Blessing/White Inc. to the holders of common stock of the Company and distributed pro rata the outstanding preferred stock of Blessing/ White Inc. to the holders of preferred stock of the Company (collectively, the "Recapitalization").

RESULTS OF OPERATIONS

    The following table sets forth certain items from the Company's consolidated statements of operations as a percentage of revenues for the periods indicated.

                                                                                                       SIX MONTHS ENDED
                                                                   YEAR ENDED JANUARY 31,                  JULY 31,
                                                            -------------------------------------  ------------------------
                                                               1994         1995         1996         1995         1996
                                                            -----------  -----------  -----------  -----------  -----------
Revenues..................................................      100.0%       100.0%       100.0%       100.0%       100.0%
                                                                -----        -----        -----        -----        -----
                                                                -----        -----        -----        -----        -----
Costs and expenses:
  Costs of instruction and services.......................       55.5         56.6         56.6         58.0         54.5
  Selling and promotional.................................       17.9         16.2         17.1         17.8         17.5
  General and administrative..............................        8.1          9.5          8.8          8.3          9.2
  Provision for doubtful accounts.........................        5.7          8.4          5.7          6.1          4.4
  Amortization of intangibles.............................        1.2          1.0          0.8          0.8          0.6
                                                                -----        -----        -----        -----        -----
                                                                 88.4         91.7         89.0         91.0         86.2
                                                                -----        -----        -----        -----        -----
Interest expense (income), net............................        3.9          2.4          0.2          1.2         (0.7)
                                                                -----        -----        -----        -----        -----
Income from continuing operations before
 income taxes.............................................        7.7%         5.9%        10.8%         7.8%        14.5%
                                                                -----        -----        -----        -----        -----
                                                                -----        -----        -----        -----        -----

    SIX MONTHS ENDED JULY 31, 1996 COMPARED WITH SIX MONTHS ENDED JULY 31, 1995

    Revenues increased 34.9% to $29.0 million for the six months ended July 31, 1996 from $21.5 million for the comparable period of the prior year due primarily to an increase in enrollments at the Company's existing Learning Centers, the opening of three new Learning Centers during the period and the growing popularity of the Company's longer programs, including Associate Degree programs. Revenues from AI increased 82.0% to $961,000 for the six months ended July 31, 1996 from $528,000 for the comparable period of the prior year due primarily to an increase in the number of students trained and students attending higher tuition programs.

    Student enrollment for the six months ended July 31, 1996 was 4,094, a 31.4% increase from the comparable period of the prior year. Student enrollment at all of the Company's Learning Centers open for more than one year increased 18.6%, yielding an increase in same Center student population of 14.4%.

    Costs of instruction and services increased 26.4% to $15.8 million for the six months ended July 31, 1996 from $12.5 million for the comparable period of the prior year due primarily to the direct costs necessary to support the increase in the student population and the opening of three new Learning Centers. These direct costs consist primarily of faculty and staff compensation and related benefits and facilities costs, including rent and depreciation. Costs of instruction and services as a percentage of revenues decreased to 54.5% for the six months ended July 31, 1996 from 58.0% for the comparable period of the prior year due to greater revenues being spread over the fixed costs related to instructional services.

    Selling and promotional expenses increased 34.2% to $5.1 million for the six months ended July 31, 1996 from $3.8 million for the comparable period of the prior year due primarily to increased marketing and advertising to support the growth in enrollments and as a result of having three new Learning Centers operating in the first six months of fiscal 1997 versus one new Learning Center opened during the comparable period in the prior year. These three new Learning Centers accounted for $738,000, or 56.7%, of the increase in selling and promotional expenses. For the six months ended July 31, 1995, the Company completed production of additional television commercials and related marketing activities, which totalled $298,000. The Company anticipates incurring a similar level of these expenses in the second half of fiscal 1997. Selling and promotional expenses as a percentage of revenues decreased to 17.5% for the six months ended July 31, 1996 from 17.8% for the comparable period of the prior year.

    General and administrative expenses increased 50.0% to $2.7 million for the six months ended July 31, 1996 from $1.8 million for the comparable period of the prior year, due primarily to an increased number of personnel and increases in salaries and related benefits associated with supporting the growth of the business, as well as performance-based incentive compensation expense. General and administrative expense as a percentage of revenues equalled 9.2% for the six months ended July 31, 1996 compared to 8.3% for the comparable period of the prior year.

    Provision for doubtful accounts decreased 2.5% to $1,284,000 for the six months ended July 31, 1996 from $1,318,000 for the comparable period of the prior year. Provision for doubtful accounts as a percentage of revenues equalled 4.4% for the six months ended July 31, 1996 compared to 6.1% for the comparable period of the prior year. This was primarily the result of improved financial aid processing and improved credit and collection activities. During the six months ended July 31, 1996, the Company also received approval to participate in the Title IV Programs in the three new Learning Centers.

    Amortization of intangibles equalled $181,000 for the six months ended July 31, 1996 and for the comparable period of the prior year as there has been no change in the gross amount of the Company's only remaining intangible asset. The asset consists of the Department of Education certifications, which have a remaining life of approximately nine years.

    The Company realized net interest income of $214,000 for the six months ended July 31, 1996, compared to net interest expense of $256,000 for the comparable period of the prior year primarily as a result of the 1996 interest generated by invested cash balances and the 1995 repayment of debt from the proceeds of the Company's initial public offering.

    FISCAL 1996 COMPARED WITH FISCAL 1995

    Revenues increased 17.3% to $46.1 million for fiscal 1996 from $39.3 million for fiscal 1995 primarily due to the increased number of students attending Learning Center programs, the addition of one Learning Center open for the full fiscal year and the growth in AI enrollments. The number of students attending Learning Center programs increased 15.4% to 4,884 in fiscal 1996 from 4,233 in fiscal 1995, which was the result of student enrollment growth of 11.5% and student population growth of 3.9% attributable to a greater percentage of students enrolling in the longer programs such as Associate Degree programs. The Lombard, Illinois center, the only new Learning Center which was operational for the full fiscal year, contributed 3.8% of the enrollment growth and 3.3% of the student population growth. Price increases for the year averaged approximately 2.0%.

    Costs of instruction and services increased 17.6% to $26.1 million for fiscal 1996 from $22.2 million for fiscal 1995 due primarily to the direct costs necessary to support the increase in student population. These direct costs consist primarily of faculty compensation, related benefits and depreciation. The Company also had one new Learning Center that was operational for the first year. Costs of instruction and services as a percentage of revenues remained the same for fiscal 1996 as for fiscal 1995.

    Selling and promotional expenses increased 23.4% to $7.9 million in fiscal 1996 from $6.4 million in fiscal 1995 due primarily to increased marketing and advertising to support the growth in student enrollments and the addition of one new Learning Center. Selling and promotional salaries and benefits increased by $760,000 primarily as a result of the Lombard Learning Center being open for the full year and additional admission personnel required to support the enrollment growth. Advertising expenditures increased $721,000 due primarily to increased television and radio advertising and direct mail activities. The Company also completed the production of additional television commercials and marketing activities during the year. These production and marketing services, for which comparable expenditures were not made in fiscal 1995, totalled $306,000 in fiscal 1996. The Company, however, expects to incur comparable production and marketing expenses in future years. Excluding expenses for the new television commercials, marketing activities and related advertising at the Lombard Learning Center, selling and promotional expenses as a percentage of revenues equaled 15.8% in fiscal 1996 compared to 16.2% in fiscal 1995.

    General and administrative expenses increased 10.8% to $4.1 million for fiscal 1996 from $3.7 million for fiscal 1995, primarily as a result of the increased costs of operating as a public company, including costs of investor relations activities, regulatory compliance and credit and treasury administration. These expenses were partially offset by a decrease in corporate charges for management support and treasury management allocated from a former subsidiary that was divested in May 1995. General and administration expenses as a percentage of revenues decreased to 8.8% in fiscal 1996 from 9.5% in fiscal 1995.

    Provision for doubtful accounts decreased 21.2% to $2.6 million in fiscal 1996 from $3.3 million in fiscal 1995. The primary reason for the decrease relates to a July 1, 1994 change in federal refund policy and its effect on accounts receivable due from withdrawn students. Under a regulation that became effective July 1, 1994, the Learning Centers were unable to retain any Title IV Program funds awarded to a student withdrawing prior to reaching the midpoint of his or her program or of the first academic year of his or her program and such student was individually responsible for the cost of training owed to the institution after application of the relevant refund calculation. This change in Department of Education refund requirements significantly increased the accounts receivable from withdrawn students and, in turn, the risk of collection and provision for doubtful accounts.

    The Department of Education issued guidance effective April 1, 1995 modifying implementation of the July 1, 1994 regulation enabling the Company to retain portions of the federal financial aid of students who withdraw prior to the program or academic year midpoint. This modification, as well as improved student financial aid processing and improved student receivable collection activities, resulted in the decrease in the provision for doubtful accounts. Provision for doubtful accounts as a percentage of revenues decreased to 5.7% for fiscal 1996 from 8.4% for fiscal 1995.

    Amortization of intangibles decreased to $363,000 in fiscal 1996 from $393,000 in fiscal 1995 primarily due to a portion of the intangible assets becoming fully amortized.

    Net interest expense decreased 90% to $96,000 in fiscal 1996 from $948,000 in fiscal 1995 primarily as a result of the repayment of debt with proceeds from the initial public offering and the interest income generated by invested cash balances.

    The income tax rate for fiscal 1996 decreased to 41.6%, due primarily to a reduction in state income taxes attributable to the reduction of interest income on amounts owed from a subsidiary.

    FISCAL 1995 COMPARED WITH FISCAL 1994

    Revenues increased 12.3% to $39.3 million for fiscal 1995 from $35.0 million for fiscal 1994 primarily due to an increase in the number of students attending Learning Center programs and the introduction of several new programs. The programs introduced continued the Company's migration to client/server technology and associate degree programs. Revenues from these programs and the AI courses represented 20.8% of revenues for fiscal 1995 and 7.9% of revenues for fiscal 1994. Revenues from the operations diploma program, which was eliminated in September 1993, represented 9.7% and less than 1.0% of revenues for fiscal 1994 and fiscal 1995, respectively. In the same period, the number of students attending Learning Center programs increased 3.8% and price increases for Learning Center programs averaged approximately 2.4%. Excluding revenues derived from the eliminated operations diploma program, revenues grew 23.5% from fiscal 1994 to fiscal 1995.

    Costs of instruction and services increased 14.4% to $22.2 million for fiscal 1995 from $19.4 million for fiscal 1994 principally due to increases in direct costs necessary to support the increase in the number of students attending Learning Centers and the addition of new programs. These costs included increased faculty salaries and benefits, depreciation expense and AI start-up expenses. The depreciation expense increase was related to computer lab additions for new programs, computer lab upgrades and accelerated depreciation of computer software previously utilized to teach the eliminated operations diploma program. The expense associated with accelerating the amortization of the software due to technological change equaled approximately $318,000. Excluding this accelerated depreciation, the costs of instruction and services would have increased by 12.9% from fiscal 1994 to fiscal 1995.

    Selling and promotional expenses increased 1.6% to $6.4 million for fiscal 1995 from $6.3 million for fiscal 1994 principally as a result of increases in the selling and promotional costs of expanding AI courses.

    General and administrative expenses increased 32.0% to $3.7 million for fiscal 1995 from $2.8 million for fiscal 1994. This increase was principally attributable to additional corporate expenses necessary to support the growth of the business. These included increases in corporate salaries and employee benefits, professional expenses pertaining to maintaining compliance with government regulation and expenses to support the development of AI.

    Provision for doubtful accounts increased 65.0% to $3.3 million for fiscal 1995 from $2.0 million for fiscal 1994. From fiscal 1994 to fiscal 1995, the Company experienced a $1.5 million increase in accounts receivable from students who had withdrawn. Because of the increased collection risk inherent in balances owed by withdrawn students, the Company increased its allowance for doubtful accounts for this category by $1.0 million. The primary reason for the increase in the allowance and provision for doubtful accounts relates to the above-described change in federal refund policy and its resultant effect on accounts receivable due from withdrawn students. Prior to July 1, 1994, the Company was allowed to retain a portion of any financial aid processed on behalf of such a student based on the application of the relevant refund policy, thereby reducing the student's indebtedness to the Company. This change in the Department of Education refund requirements significantly increased the accounts receivable from withdrawn students, which also increased the risk of collection and resulted in increases in the allowance for doubtful accounts and the related provision. The Department issued guidance modifying the July 1, 1994 regulation so the Company again can retain portions of federal financial aid of students who withdraw prior to the program or academic year midpoint.

    Amortization of intangibles decreased 3.7% in fiscal 1995 from fiscal 1994 due to several intangible assets reaching full amortization.

    Interest expense decreased 32.3% to $948,000 for fiscal 1995 from $1.4 million for fiscal 1994 principally as a result of the Company maintaining lower levels of average outstanding debt during fiscal 1995.

    The income tax rate for fiscal 1995 was 48.8% which exceeds historical levels principally due to the fact that the Company fully utilized all state net operating loss carry forwards in fiscal 1994. Prior to May 1995, state taxable income included interest income on amounts owed from a subsidiary, which caused disproportionately higher state income tax rates. Upon completion of the Recapitalization, such interest income was eliminated.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth unaudited quarterly financial data from continuing operations for each of the six quarters in the period ended July 31, 1996 and such data expressed as a percentage of the Company's revenues for the respective quarters. The Company believes that this information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such quarterly information when read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                                THREE MONTHS ENDED
                                                      ----------------------------------------------------------------------
                                                      APRIL 30,    JULY 31,    OCT. 31,    JAN. 31,   APRIL 30,    JULY 31,
                                                         1995        1995        1995        1996        1996        1996
                                                      ----------  ----------  ----------  ----------  ----------  ----------
                                                                          (dollar amounts in thousands)
Revenues............................................  $  10,885   $  10,659   $  12,363   $  12,173   $  14,006   $  14,977
                                                      ----------  ----------  ----------  ----------  ----------  ----------
Costs and expenses:
  Costs of instruction and services.................      6,301       6,196       6,654       6,925       7,539       8,247
  Selling and promotional...........................      1,885       1,950       2,148       1,901       2,485       2,574
  General and administrative........................        933         843       1,019       1,258       1,185       1,490
  Provision for doubtful accounts...................        796         522         790         505         748         536
  Amortization of intangibles.......................         90          91          91          90          90          91
                                                      ----------  ----------  ----------  ----------  ----------  ----------
                                                         10,005       9,602      10,702      10,679      12,047      12,938
                                                      ----------  ----------  ----------  ----------  ----------  ----------
Income before interest..............................        880       1,057       1,661       1,494       1,959       2,039
Interest expense (income), net......................        189          67         (71)        (90)       (104)       (110)
                                                      ----------  ----------  ----------  ----------  ----------  ----------
Income from continuing operations before
 income taxes.......................................        691         990       1,732       1,584       2,063       2,149
Provision for income taxes..........................        337         435         729         577         856         892
                                                      ----------  ----------  ----------  ----------  ----------  ----------
Income from continuing operations...................  $     354   $     555   $   1,003   $   1,007   $   1,207   $   1,257
                                                      ----------  ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------  ----------

AS A PERCENTAGE OF REVENUES:
Revenues............................................      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
                                                      ----------  ----------  ----------  ----------  ----------  ----------
Costs and expenses:
  Costs of instruction and services.................       57.9        58.1        53.8        56.9        53.8        55.1
  Selling and promotional...........................       17.3        18.3        17.4        15.6        17.7        17.2
  General and administrative........................        8.6         7.9         8.3        10.3         8.5         9.9
  Provision for doubtful accounts...................        7.3         4.9         6.4         4.2         5.3         3.6
  Amortization of intangibles.......................        0.8         0.9         0.7         0.7         0.7         0.6
                                                      ----------  ----------  ----------  ----------  ----------  ----------
                                                           91.9        90.1        86.6        87.7        86.0        86.4
                                                      ----------  ----------  ----------  ----------  ----------  ----------
Income before interest..............................        8.1         9.9        13.4        12.3        14.0        13.6
Interest expense (income), net......................        1.7         0.6        (0.6)       (0.7)       (0.7)       (0.7)
                                                      ----------  ----------  ----------  ----------  ----------  ----------
Income from continuing operations before
 income taxes.......................................        6.4         9.3        14.0        13.0        14.7        14.3
Provision for income taxes..........................        3.1         4.1         5.9         4.7         6.1         6.0
                                                      ----------  ----------  ----------  ----------  ----------  ----------
Income from continuing operations...................        3.3%        5.2%        8.1%        8.3%        8.6%        8.4%
                                                      ----------  ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------  ----------

    The Company's quarterly revenues have fluctuated in the past and may fluctuate significantly in the future as a result of a number of factors, including fluctuations in the number of new students enrolling in the Company's programs, changes in the Company's retention of students, the termination of programs, the offering of new programs, the upgrading or lengthening of programs, changes in tuition rates (including changes in response to pricing actions by competitors), variations in collection experience on student accounts receivable, changes in government-supported financial aid programs, modification of applicable government regulations or interpretations, regulatory audits or other actions by regulatory authorities and write-offs of assets due to program changes, technological obsolescence and other factors.

    Revenues and income from continuing operations for each quarter of fiscal 1996 and fiscal 1997 exceeded those of the comparable quarter of the prior fiscal year. In four of the last six fiscal quarters, revenues increased over the previous quarter due to growth in the Company's business as discussed under "Overview" and "Results of Operations." For the quarter ended July 31, 1995, the Company experienced a decline in revenues from the previous quarter, principally as the result of the number of students attending Learning Centers programs decreasing by 3%. For the quarter ended January 31, 1996, the decline in revenues was principally due to a decision to delay starting certain classes in several Learning Centers to provide more efficient scheduling.

SEASONALITY

    New enrollments in Learning Center programs tend to be higher in the third and fourth fiscal quarters than in the first and second fiscal quarters because the third and fourth quarters include the times of year traditionally associated with the beginning of school semesters. The Company believes it is less affected by this seasonal pattern than many other educational institutions because it permits students to enroll in and begin Learning Center programs in any month of the year. In addition, the impact of seasonality in new enrollments on results of operations has been moderated to some extent by growth in the number of students attending Learning Center programs and the varying lengths of such programs.

LIQUIDITY AND CAPITAL RESOURCES

    During the last two fiscal years, the Company has financed its operating and capital expenditure requirements principally through cash provided by operating activities, including cash provided by discontinued operations. Cash provided by operating activities for fiscal 1995, fiscal 1996 and the six months ended July 31, 1996 was $3.7 million, $7.0 million and $5.7 million, respectively. Cash provided by operating activities for fiscal 1995, fiscal 1996 and the six months ended July 31, 1996, exclusive of the changes in net assets of discontinued operations, was $3.2 million, $5.8 million and $5.7 million, respectively.

    The Company's principal sources of funds at July 31, 1996 were cash and cash equivalents of $11.3 million and net accounts receivable of $21.0 million.

    In June 1995, the bank credit facility then in existence was retired with a portion of the net proceeds from the Company's initial public offering. The Company subsequently obtained a $5.0 million secured line of credit with a bank to be used for working capital purposes. The interest rate on this line of credit was the bank's prime rate plus 1.0% with a 0.25% annual fee paid on the unused portion of the line. The line of credit expired in July 1996. The Company is currently negotiating to renew the line of credit facility.

    Historically, the Company's investment activity has primarily consisted of capital asset purchases. Capital expenditures, including expenditures for furniture, computer software and hardware and tenant improvements related to new Learning Centers, were $2.1 million, $2.0 million and $3.0 million, respectively, for fiscal 1995, fiscal 1996 and the six months ended July 31, 1996, respectively. To date, cash generated from operations has been sufficient to fund capital expenditures. As of

July 31, 1996, the Company had purchase orders for $291,000 of capital expenditures. The Company leases substantially all of its facilities under operating lease agreements. Existing future commitments will be paid from cash provided by operating activities.

    The Company plans to continue to expand current facilities, upgrade equipment and open new Learning Centers. The Company expects fiscal 1997 capital expenditures to be approximately $6.0 million. The capital expenditures for a typical new Learning Center are estimated to be approximately $500,000 to $1,000,000. The Company anticipates that its planned capital expenditures can be funded through cash generated from operations.

    A majority of the Company's revenues are derived from the Title IV Programs. Disbursement of Title IV Program funds is dictated by federal regulations. For students enrolled in programs of one academic year or less in length, disbursements generally are made in two equal increments, one in the first 30 days following the student's enrollment in a program and the second when the student reaches the midpoint of the program. For students enrolled in programs greater than one academic year in length, disbursements also are made at the beginning and midpoint of the subsequent academic year. Although the timing of loan disbursements to the Company is subject to a student's directions to the lender and to existing regulatory requirements regarding such disbursements, the Company typically receives student loan funds upon their disbursement by the lender. During fiscal 1996 and the six months ended July 31, 1996, the Company collected approximately $44.0 million and $29.0 million, respectively, of accounts receivable, which was utilized for operating activities, capital expenditures and long-term debt repayments.

    The Company believes the net proceeds to the Company from this offering, its available cash on hand and cash provided by operating activities will be sufficient to meet the Company's cash requirements for at least the next 12 months. Thereafter, the Company will continue to evaluate all sources of capital available to it, including bank financing and additional equity or debt offerings, to satisfy ongoing working capital and capital expenditure requirements.

                                    BUSINESS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    Computer Learning Centers, Inc. ("CLC" or the "Company") provides information technology and computer-related education and training. The Company designs programs and courses to meet current information technology education needs, offering instruction in rapidly growing technologies such as client/server, databases, networking and object-oriented programming. Through its accredited career programs, the Company offers Associate Degrees and non-degree diplomas in five primary areas of study to adults seeking entry-level jobs in information technology: business applications; electronics, systems and hardware; programming; networking; and business applications with networking. In addition to its traditional career and Associate Degree programs, the Company offers its Advantec Institute ("AI") courses in intensive two- to six-week formats for the continuing education and training of information technology professionals. The Company enrolls over 7,000 students annually at its 11 locations in California, Illinois, Pennsylvania, Texas and Virginia. The Company's Learning Centers in Garland and Houston, Texas commenced operations in January 1996, and its Learning Center in Plymouth Meeting, Pennsylvania commenced operations in February 1996.

THE INFORMATION TECHNOLOGY EDUCATION AND TRAINING MARKET

    The rapidly growing role of information technology in business and government organizations is creating a significant and increasing demand for information technology education and training. The factors driving this growth in demand include the following:

    - The increasing use of computers in the work place requires employees to acquire and apply information technology skills. According to the United States Department of Labor, the percentage of the American workforce using computers on the job increased from 25% in 1984 to 47% in 1993. The Department of Labor estimates that by 2005 over 5.9 million additional job openings will be created in occupations requiring information technology skills.

    - Information technology is evolving rapidly, often requiring those already skilled in the field to learn new technologies or broaden their understanding of existing applications. Examples include the widespread migration by businesses from legacy mainframe computer systems to client/server architectures and from conventional software technologies to more contemporary approaches, such as relational databases, groupware and object-oriented programming.

    - As corporate and governmental restructuring continues and employers seek to improve productivity, an increasing number of functions are being automated. As a result, corporate and government organizations need to educate and train existing employees and displaced workers in a broader range of software applications and other information technology skills.

    - According to the Department of Education, the number of students graduating from high school is expected to increase by approximately 20% from 1994 to 2000, reversing a 13-year downward trend. This growth will enlarge the pool of candidates for career-oriented education and training, including education and training in information technology skills.

    Providers of information technology education and training include vocational and technical training schools, degree-granting colleges and universities, continuing education programs and commercial training programs. Vocational and technical training schools range from relatively small local schools focused on teaching a single or limited number of skills to larger institutions that offer information technology training as a subset of a more diversified curriculum. Colleges and universities are structured primarily to serve the needs of the full-time 18- to 24-year old student through four-year programs that are lecture-based and focused on a theoretical presentation of the subject matter rather than on teaching specific career-oriented skills. Continuing education programs tend to cover a broad range of technical and non-technical topics, and such programs generally do not focus on providing career placement for their students. Commercial training providers generally offer fast-paced, one- to five-day courses that are based on the assumption that individuals have a basic familiarity with information technology concepts.

THE CLC APPROACH

    The Company has designed a series of programs it believes are uniquely suited to meet the information technology education and training needs of adults pursuing information technology-related careers. In addition to its traditional career programs aimed at equipping students for entry-level jobs, the Company offers advanced, intensive skill-building courses through its AI course offerings targeted to information technology professionals. The Company intends to leverage its relationships with past graduates and employers, its career program facilities and its resources and market responsiveness to expand its presence in the professional education and training market.

    The Company's traditional career programs are designed to meet the needs of adult students in a number of ways. The focused nature of each program of study enables full-time students to complete their education and training and enter the work force in as little as 8 to 16 months, while maintaining eligibility for financial aid programs. CLC's program schedules are designed to accommodate its students' need for flexibility through programs offered in modular formats with new program start dates each month and convenient morning, afternoon and evening hours. Each Learning Center is equipped with up-to-date computer hardware and software for students' in-class use, and each program requires students to spend at least 50% of their in-school time working directly on a computer. Learning Center faculty members generally have direct experience working in the information technology industry, enabling them to provide students with useful career-related insights and guidance in connection with education and training. CLC designs and operates its programs to provide students with efficient access to various forms of government-supported financial assistance as well as private financing sources. Finally, CLC provides its students with job placement assistance, including assistance with resume writing, interview preparation and employment searches for recent graduates and alumni.

    The Company's AI programs are marketed directly to individuals, commercial organizations and government employees. AI programs provide ongoing technology training to information technology professionals through intensive two- to six-week programs that focus on current and emerging technologies. AI programs provide immediate skills training in technologies such as networking, client/server, programming, databases and the Internet. Programs are offered at AI training facilities in Tysons Corner, Virginia and Laurel, Maryland and at client sites.

BUSINESS STRATEGY

    The Company's objective is to strengthen and expand its position as one of the leading providers of information technology education and training programs for adults. To achieve this objective, the Company employs the following key strategies:

    ESTABLISH NEW LEARNING CENTERS. The Company has opened three new Learning Centers since January 1996 and plans to increase the number of its Learning Centers throughout the United States. The expansion will include opening new Learning Centers in areas of the country that the Company currently serves, as well as establishing Learning Centers in new geographical areas. The Company plans to open its Learning Center in Laurel, Maryland (where the Company currently operates an AI facility) in the third quarter of fiscal 1997 and is currently completing lease negotiations for a Learning Center in Detroit, Michigan and an additional Learning Center in Dallas, Texas.

    BROADEN AVAILABILITY OF ASSOCIATE DEGREE PROGRAMS. The Company is focused on increasing the availability of its existing Associate Degree programs at each of the Learning Centers. The Company currently offers Associate Degree programs at seven Learning Centers. The Company believes that expanding its current degree-granting programs at existing Learning Centers and increasing scheduling flexibility will enhance CLC's appeal to a larger population of students.

    DEVELOP NEW PROGRAMS/ENHANCE EXISTING PROGRAMS. The Company will continue to capitalize on new market opportunities by monitoring changes in the information technology industry and developing new education and training programs or enhancing current offerings in response to those changes. The Company is currently evaluating programs or program enhancements in Windows NT, client/server programming applications, the Internet and communications. The Company maintains relationships with a wide network of employers who provide the Company with data on trends related to computer and information technology skills.

    EXPAND ADVANTEC INSTITUTE. The Company plans to increase the number of AI course offerings and to expand its AI programs to new locations. The Company intends to continue leveraging its existing relationships with past graduates and employers and its resources and market responsiveness to meet the information technology education and training requirements within companies and government agencies.

    IMPROVE STUDENT OUTCOMES. The Company continually seeks to improve the graduation and placement rates at its Learning Centers by providing extensive academic services and placement assistance. The Company offers tutoring, academic counseling and other services to its students to help them complete their programs of study. In addition, the Company helps students prepare resumes, conduct employment searches and sharpen interviewing skills through its Graduate Placement Services Resource Center.

COMPANY PROGRAMS

    CLC has designed a series of programs to meet the information technology education and training needs of career-minded adults. In addition to its traditional career programs aimed at preparing students for entry-level jobs, the Company offers its AI courses for the continuing education and training of information technology professionals.

CAREER PROGRAMS

    The Learning Centers offer comprehensive career programs of study in five areas of information technology: business applications; electronics, systems and hardware; programming; networking; and business applications with networking. Each career program is designed to teach the comprehensive information technology skills required to obtain an entry-level job in the targeted information technology field. The Company offers career programs that allow students to receive either a diploma or a degree. Each diploma program generally follows a standard format ranging in length from 8 months for full-time students to 16 months for part-time students. Seven Learning Centers offer Associate Degree programs in electronics, systems, and hardware; business applications; and programming. These Associate Degree programs combine the curricula from a diploma program with state-mandated general education requirements and additional advanced material to create 16-month (full-time) or 32-month (part-time) programs. Program curricula are generally uniform across all Learning Centers and are offered in morning, afternoon and evening sessions depending on market demand. Over the next 12 months, the Company intends to migrate its programming curriculum for both the career and degree-granting programs to a client/server curriculum based on C++ object-oriented programming applications.

    The following chart shows career programs offered by location as of July 31, 1996.

                       BUSINESS APPLICATIONS        ELECTRONICS, SYSTEMS AND
 LEARNING CENTER                                            HARDWARE                    PROGRAMMING              NETWORKING
                                     ASSOCIATE                     ASSOCIATE                     ASSOCIATE
                       DIPLOMA        DEGREE         DIPLOMA        DEGREE         DIPLOMA        DEGREE           DIPLOMA
Alexandria, VA                -              -              -              -              -              -                -
Anaheim, CA                   -              -                                            -              -                -
Chicago, IL                   -                                                           -
Garland, TX                   -                                                                                           -
Houston, TX                   -                                                                                           -
Los Angeles, CA               -              -              -              -              -              -                -
Philadelphia, PA              -              -              -              -              -              -                -
Plymouth Meeting,
 PA                           -              -                                            -              -                -
San Francisco, CA             -              -                                            -              -                -
San Jose, CA                  -              -                                            -              -                -
Schaumburg, IL                -                                                                                           -

                        BUSINESS
                      APPLICATIONS
 LEARNING CENTER      W/NETWORKING
                         DIPLOMA
Alexandria, VA                  -
Anaheim, CA
Chicago, IL                     -
Garland, TX                     -
Houston, TX                     -
Los Angeles, CA                 -
Philadelphia, PA                -
Plymouth Meeting,
 PA                             -
San Francisco, CA               -
San Jose, CA                    -
Schaumburg, IL                  -

    Career programs are delivered year-round in a modular format that provides monthly start dates and allows students to complete their education in less time than the Company believes is possible at many other institutions. Each program consists of 8 to 16 modules, with each module lasting approximately one month for full-time students and consisting of a single course within an intensive and focused format. Full-time students typically attend classes for four to five hours per day, five days per week, with sessions available three evenings per week for part-time students.

    The Company believes several factors help to ensure that graduates of CLC career programs are prepared to enter the work force. In CLC's career programs, students spend at least 50% of their time in computer labs performing hands-on workplace simulations and their remaining time in classrooms attending lectures and participating in group discussions. Each module is delivered according to an outline and instructor's guide that ties an appropriate textbook or books together with visual aids and lab activities to achieve a specific set of student performance outcomes and proficiencies. To foster a professional work environment, the Company requires that students attend classes in business attire. The Company designs and updates curricula to meet current information technology industry standards, offering instruction in widely-used computer applications and information technologies to provide students with marketable skills. In addition, the Company regularly evaluates its curricula and eliminates those elements relating to technologies that have become obsolete or offer significantly fewer or less attractive job opportunities for graduates.

    The primary focus of each career program is to prepare students for employment in their fields of study upon graduation. Graduates of the business applications program have obtained employment as PC specialists, help desk administrators and executive, technical and accounting support personnel. Graduates of the electronics, systems and hardware program have obtained employment as technicians in computer support and network installation and as specialists in the repair of commercial and industrial data processing equipment. The Company's programming curriculum prepares graduates for employment as computer programmers, database administrators and systems analysts. The networking program is designed to prepare students to obtain certification as Certified Novell Engineers and to obtain employment as network administrators, engineers and systems analysts.

    Tuition is fixed at the time of a student's initial enrollment. At July 31, 1996, tuition ranges were from $8,250 to $13,500 for diploma programs and from $15,210 to $17,860 for Associate Degree programs.

ADVANTEC INSTITUTE

    The Company currently offers AI courses at its Tysons Corner, Virginia and Laurel, Maryland sites, as well as at client locations. Through AI, the Company delivers training in two- to six-week intensive programs designed to enhance the skills of information technology professionals. The AI programs currently offered include local area network engineering using Novell NetWare and Microsoft NT network operating systems, application development using Oracle 7 and Microsoft (MCSE) development tools, UNIX system administration, C and C++ programming languages and Internet programming languages Java and Perl. Although AI courses are aimed at a different market segment than the Company's traditional career programs, the courses may utilize the same faculty and other resources and are offered within existing Learning Centers as well as at client locations.

    As of July 31, 1996, tuition ranges for AI courses were from $4,000 to $6,995. The Company has provided more than 3,200 days of AI training to approximately 700 employees of numerous companies and government organizations, including Bell Atlantic Corporation, GTE Corporation, Hughes Aircraft Corporation, International Business Machines Corporation, PRC/Litton, Inc., TRW Inc., the United States House of Representatives and the United States Department of Defense.

CURRICULUM CRITERIA, REVIEW AND DEVELOPMENT

    The Company has established specific criteria for its programs. Each career program is designed to prepare students for information technology-related entry-level jobs, while each AI course is designed for the retraining or ongoing training of information technology professionals. Career and AI courses are designed to (i) engage adult students by employing hands-on teaching methods;
(ii) train students in computer technology widely used in the work place; (iii) respond to market requirements and train students to satisfy those requirements; and (iv) optimize use of the Company's resources.

    The Company uses several means to ensure that its programs meet these criteria. The Company regularly solicits input directly from employers through a system of Employer Advisory Groups in each of its geographic market areas. These advisory groups meet regularly to discuss the skills required in the information technology field as well as to identify industry trends. In addition, an independent marketing research firm conducts monthly student surveys to help the Company monitor faculty, course and school effectiveness and to gather student input. Historically, student surveys have identified opportunities for improvement and have provided a means of setting quantitative benchmarks. The Company maintains an internal Strategic Product Planning Group that includes senior managers, faculty and other employees. This group meets regularly to analyze input from market research, the Employer Advisory Groups, students, faculty consultants and management. The Strategic Product Planning Group uses the input to guide the Company's strategic direction and to make recommendations regarding the Company's curricula. Curriculum recommendations are referred to faculty subject matter experts and academic managers for review prior to formal development by curriculum project leaders.

STUDENT CHARACTERISTICS

    The Company's programs are targeted at adults seeking to expand their career opportunities through the acquisition of technical skills and knowledge. At January 31, 1996, approximately 55.6% of CLC's students were college graduates or had some college experience, including 10.9% who had four-year college degrees or higher levels of educational attainment and 7.2% who had two-year degrees. At that time, 39.7% of CLC's students were between 18 and 24 years of age, 35.5% were between 25 and 34, and 24.8% were over 35. Approximately 56.2% of the student population was male and 43.8% was female.

    AI students typically are employed by companies and government agencies in positions that require periodic training in current information technology. Generally, these students are relatively sophisticated and knowledgeable users of computers and related technology.

STUDENT RECRUITMENT

    The Company engages in a broad range of activities to make prospective students aware of the programs of study available at the Learning Centers. These activities include television, radio and newspaper advertising, direct mail campaigns and listings in the yellow pages. Currently, all advertising is directed at local markets where Learning Centers are located. The Company monitors the effectiveness of its various marketing efforts by measuring the number of resulting student enrollments. The Company estimates that for fiscal 1996, approximately 47% of its enrollments resulted from television advertising and approximately 24% of its enrollments resulted from referrals by current students and graduates.

    The television advertising for each Learning Center is developed and coordinated by CLC's senior management. All advertising includes a local telephone number for direct responses and information about the Learning Center. These responses are received by the admissions department of each Learning Center, where the direct responses are recorded and tracked and then forwarded to an admissions representative who responds to student inquiries. All prospective student inquiries are handled at the local level, where an admissions representative is assigned to each student from initial contact to graduation.

    The Company markets its AI courses to information technology professionals, companies and government agencies through print advertising, direct mailings, telemarketing, radio, trade shows and conferences. The Company employs a sales staff that pursues potential customer contacts resulting from these marketing efforts.

STUDENT ADMISSIONS AND RETENTION

    The Company maintains admissions standards that require each career program student to have proof of a high school diploma or a recognized equivalent such as a General Education Development (GED) certificate. In addition, all career program students must achieve a qualifying score on a scholastic level aptitude exam recognized and approved by the Department of Education. The Company believes admission requirements are important in ensuring that incoming career program students have the necessary academic background and abilities to complete their selected program of study.

    Each Learning Center employs one director of admissions who oversees a staff of admissions representatives. Admissions policies and procedures are established centrally and are monitored both centrally and locally. Admissions representatives are responsible for scheduling an initial appointment with an interested candidate, interviewing the candidate to determine whether he or she meets admissions qualifications and has the necessary motivation and ability to complete the Learning Center's intensive programs of study, testing the candidate to determine his or her aptitude for different programs and counseling qualified candidates about available career paths. The Company's internal compliance department reviews the admissions processes and practices of the individual admissions representatives to monitor compliance with the Company's policies and applicable state and federal requirements.

    The Company focuses significant staff resources on assisting students to overcome the academic, financial and personal obstacles that can interfere with a student's ability to complete his or her career program. Each Learning Center employs a student services manager/counselor who is available to counsel students encountering problems that interfere with their education. To help students overcome financial obstacles, the Company assists students in finding part-time employment when their resources in combination with available financial aid are not adequate to meet their financial needs. Learning Centers' management, faculty and staff performance is measured in part by their ability to ensure that students complete their programs of study. Curricula are designed to include frequent progress reviews and performance measurements of both students and faculty. Tutoring is available and encouraged for students who need additional academic assistance. Student withdrawals prior to program completion have a negative regulatory, financial and marketing effect on an educational institution. The average withdrawal rates as calculated under current federal regulation for Learning Centers for the eight-month periods ended June 30, 1994 and 1995 were 26.4% and 21.9%, respectively.

GRADUATE PLACEMENT SERVICES

    The Graduate Placement Services Resource Center is a vital component of each Learning Center's programs. It maintains job postings, coordinates employers' recruiting efforts, provides on-line job search capabilities and maintains a library of career and job search related publications. All career program students are required to attend a 20-hour career development course, which is a series of seminars related to resume writing, interview preparation and employment searches.

    The Company seeks to obtain data on the number of its students employed following graduation. The reliability of this data is largely dependent on information that students and employers provide to the Company. The Company believes that for the 12-month periods ended June 30, 1994 and 1995, approximately 82% and 85%, respectively, of its placeable graduates obtained employment in a field related to their program of study. Placeable graduates excludes graduates who did not actively pursue employment, were not seeking employment due to pregnancy or health-related situations, continued their education or entered military service.

    Based on information from students and employers who have responded to inquiries from the Company, the Company estimates the average annual starting salaries reported for fiscal 1996 graduates of certain programs offered by CLC who obtained employment in fields related to their education were as follows:

                                                          AVERAGE
                                       LEARNING CENTER     ANNUAL
                                          GRADUATES       STARTING
               PROGRAM                     PLACED          SALARY
Business Applications
 (Associate Degree and Diploma)               1,259      $   19,162
Programming
 (Associate Degree and Diploma)               1,166      $   24,568
Electronics, Systems and Hardware
 (Associate Degree and Diploma)                 511      $   22,426
Networking
 (Diploma)                                      244      $   34,000
Business Applications with Networking
 (Diploma)                                       43      $   21,319

    Average annual starting salaries for Learning Center graduates vary among Learning Centers depending on local employment conditions and other factors. Employers of CLC graduates include small technology-oriented companies as well as major corporations and agencies and their affiliates, including America Online, Inc., Aetna Life and Casualty Company, Bell Atlantic Corporation, Electronic Data Systems, Inc., International Business Machines Corporation, McDonnell Douglas Corporation, Sears, Roebuck and Co. and the University of Pennsylvania.

FACULTY

    The Company employs both full-time and part-time faculty who are hired in accordance with criteria established by the Company, Accrediting Council for Independent Colleges and Schools ("ACICS") and applicable state licensing authorities. Faculty members are carefully selected on the basis of their knowledge and experience in the information technology field and their ability to develop each student's potential. Faculty members generally have both significant industry experience and educational and technical backgrounds. Faculty members participate in a regular and systematic program of in-house training to improve instruction and curricula. Faculty members participate in educational associations, professional organizations and continuing education in their respective fields.

    After completing each module, students evaluate faculty using a confidential survey prepared and distributed directly to students by an independent marketing research firm. The survey asks students to rate the faculty on effectiveness, fairness, delivery and course content. The Company believes that survey results are an effective quantitative means of providing clear benchmarks for continuous quality improvement in the delivery and content of its programs.

ADMINISTRATION AND EMPLOYEES

    Each Learning Center is managed by a local administrative team headed by a director who is accountable for the profitability, regulatory compliance, maintenance of educational quality and placement success of the Learning Center. Each director may report to an area manager who oversees the activities of several Learning Centers grouped by geographic region. Learning Center directors work closely with the area managers to implement marketing plans and curricula, expand capacity and maintain facilities. The Company encourages Learning Center directors to act autonomously in responding to local market conditions. Learning Center directors report either directly or through an area manager to the Company's Chief Operating Officer.

    Each local administrative team also includes a director of admissions, a financial aid administrator, a business office manager, a director of education and a director of placement. As of July 31, 1996, the Company employed approximately 501 full-time and 201 part-time employees. In addition, the Company employed 102 CLC students under the Federal Work-Study Program. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are satisfactory.

FACILITIES

    All CLC facilities are leased by the Company. The table below sets forth certain information regarding these facilities as of July 31, 1996.

                                                                        APPROXIMATE
                                                                           SQUARE
LOCATION                                                                  FOOTAGE
- ----------------------------------------------------------------------  ------------
Alexandria, VA........................................................       51,000
Anaheim, CA...........................................................       22,000
Chicago, IL...........................................................       22,000
Fairfax, VA(1)........................................................        6,800
Garland, TX...........................................................       13,800
Houston, TX...........................................................       14,000
Laurel, MD(2).........................................................       18,400
Lombard, IL(3)........................................................        6,000
Los Angeles, CA.......................................................       36,000
Philadelphia, PA......................................................       29,000
Plymouth Meeting, PA..................................................        3,400
San Francisco, CA.....................................................       16,000
San Jose, CA..........................................................       20,000
Schaumburg, IL(3).....................................................       15,000
Tysons Corner, VA(2)..................................................        5,600
                                                                        ------------
  Total...............................................................      279,000
                                                                        ------------
                                                                        ------------

- ------------------------
(1) Corporate headquarters.

(2) Advantec Institute site.

(3) Lombard Center relocated to Schaumburg in June 1996.

    Learning Center site selection is based upon a number of factors, including population density, incomes, occupations, education levels, projected demand for CLC's programs, concentration of technology-oriented employers and applicable state and accrediting agency requirements. The Company believes its facilities are in all material respects suitable, adequate and well utilized.

COMPETITION

    The postsecondary adult education and training market is highly fragmented, with no single institution or company holding a dominant market share. The Company competes for students with vocational and technical training schools, degree-granting colleges and universities, continuing education programs and commercial training programs. Certain public and private colleges may offer programs similar to those of the Learning Centers at a lower tuition cost due in part to government subsidies, foundation grants, tax deductible contributions or other financial resources not available to proprietary institutions.

    The Company believes that the Learning Centers' fast paced and intensively focused programs in information technology education and training help the Company to attract students. Students may choose CLC over its competitors because of the Company's broad course offerings, relatively short programs, placement services, reputation and starting salaries after graduation. Students may choose CLC instead of a four-year college because they want to enter the work force in a shorter period of time or because a four-year institution does not provide students with the type of focused, comprehensive program that CLC offers. In addition, flexible afternoon and evening programs allow students to maintain their current jobs while attending the Company's programs.

                          FINANCIAL AID AND REGULATION

FINANCING STUDENT EDUCATION

    The majority of Learning Center students participate in one or a combination of several of the federally supported student financial aid programs. The majority of the Company's revenues (approximately 72% in fiscal 1996) are derived from the federal student financial aid programs under Title IV (the "Title IV Programs") of the Higher Education Act of 1965, as amended (the "HEA").

    CLC's financial aid programs are designed to provide financial assistance to students who are enrolled or accepted for enrollment but whose financial resources are inadequate to meet the full cost of their education. Eligibility is determined on the basis of financial need, defined as the difference between the cost of a program of study and the amount a student can reasonably be expected to contribute to education expenses. The Company uses the national standard need analysis system established in the HEA to determine a student's need for Title IV Program funds. All recipients of financial aid must maintain a satisfactory grade point average and progress toward completion of a career program in order to participate in the financial aid programs.

    Any shortfall between available federal student financial aid awards and a student's need may be fulfilled by a Learning Center's own financing options. In addition, certain of the federally-supported programs require the Company to participate financially in the funding of these programs through legislatively mandated formulas.

    TITLE IV PROGRAMS

    Students at the Learning Centers receive grants and loans to fund the cost of their education under the following Title IV Programs: (a) the Federal Pell Grant program, which accounted in aggregate for approximately 13.9% of the Company's revenues in fiscal 1996; (b) the Federal Supplemental Educational Opportunity Grant ("SEOG") program, which accounted in aggregate for approximately 1.5% of the Company's revenues in fiscal 1996; (c) the Federal Family Education Loan ("FFEL") program, which accounted in aggregate for approximately 53.7% of the Company's revenues in fiscal 1996 and includes the subsidized and unsubsidized Federal Stafford Loan program (the latter of which replaced Federal Supplemental Loans for Students ("SLS") loans in 1994) and PLUS (parental) loans; (d) the Federal Perkins loan program, which accounted in aggregate for approximately 1.9% of the Company's revenues in fiscal 1996; (e) the Federal Work-Study ("Work-Study") program, under which federal funds are made available to provide part-time employment to eligible students based on financial need and pursuant to which the Learning Centers employed approximately 423 students and paid $555,000 in total wages to these students in fiscal 1996; and (f) the William D. Ford Federal Direct Loan Program ("FDLP"), which accounted in aggregate for approximately 1.0% of the Company's revenues in fiscal 1996 and which includes the Federal Direct Stafford loans and the Federal Direct Student PLUS loans. The SEOG, Perkins and Work-Study programs each require the institutions to make matching contributions in the amount of 25% of all federal funds the institution makes available under each program. In fiscal 1996, the 25% matching contribution made by the Company amounted to $196,000 for the SEOG program, $82,000 for the Perkins program and $139,000 for the Work-Study program.

    AVAILABILITY OF LENDERS

    For a variety of reasons, the number of lenders willing to make federally guaranteed student loans to students at certain proprietary institutions has declined in recent years. To date, however, this decline has not affected the ability of Learning Center students to obtain federally guaranteed loans. One lending institution currently provides approximately 46% of all loans obtained by Learning Center students under the FFEL programs. The Company believes that other lenders would be willing to make such loans to its students if such loans were no longer available from any of its current lenders. In addition, if an eligible institution is unable to identify any lenders willing to make FFEL program loans to the institution's students, the HEA requires that each state secure the availability of a "lender of last resort" to make such loans. Lenders of last resort are not required to provide PLUS loans, which accounted for approximately 5.0% of the Company's revenues in fiscal 1996.

    One student loan guaranty agency currently guarantees nearly 47% of all FFEL loans made to Learning Center students. The Company believes that other guaranty agencies would be willing to guarantee loans to Learning Center students if any of its existing guaranty agencies ceased guaranteeing such loans or reduced the volume of loans guaranteed.

REGULATION OF FEDERAL FINANCIAL AID PROGRAMS

    To obtain and maintain the participation of the Learning Centers in the Title IV Programs, the Company must comply with specific standards set forth in the HEA and the regulations promulgated thereunder by the Department of Education. To participate in the Title IV Programs, an institution must obtain certification by the Department of Education as an "eligible institution," which requires, among other things, that the institution be authorized by the state within which it operates to offer its educational programs and be accredited by an accrediting agency recognized by the Department of Education as a reliable authority as to the quality of the institution's educational programs.

    The substantial amount of federal funds disbursed through Title IV Programs, coupled with the large numbers of students and institutions participating in them, have led to instances of fraud, waste and abuse. As a result, the United States Congress has required the Department of Education to increase its level of regulatory oversight of schools to ensure that public funds are properly used. Each institution must annually submit to the Department of Education an audit by an independent accounting firm of that institution's compliance with Title IV Program requirements, as well as audited financial statements. The Department of Education conducts compliance reviews, which include on-site evaluations, of several hundred institutions each year and directs student loan guaranty agencies to conduct additional reviews relating to student loan programs. The Office of the Inspector General of the Department of Education also conducts audits and investigations in certain circumstances. Under the HEA, accrediting agencies and state licensing agencies also have responsibilities for overseeing institutions' compliance with Title IV Program requirements. As a result, each participating institution, including each of the Learning Centers, is subject to frequent and detailed oversight and must comply with a complex framework of laws and regulations or risk being required to repay funds or becoming ineligible to participate in the Title IV Programs.

    Certain elements of the regulatory scheme applicable to the Company and the Learning Centers are described below. Except as otherwise noted below, the Company must comply with applicable regulatory standards separately with respect to each Learning Center. For the purposes of these standards, an institution is defined as a main campus and any additional locations of that campus. Of the 11 Learning Centers, seven are considered to be main campuses and four are additional locations of a main campus. All 11 Learning Centers currently participate in the Title IV Programs.

    STUDENT LOAN DEFAULTS

    Under the HEA, an educational institution may lose its eligibility to participate in some or all of the Title IV Programs if defaults on the repayment of federally guaranteed student loans exceed certain rates. These rates are based on the repayment history of current and former students on loans provided under certain FFEL programs, primarily the Stafford program and the former SLS program. A rate of student defaults (known as a "cohort default rate") is calculated for each institution annually by determining the rate at which that institution's students entering repayment in one federal fiscal year ending September 30 ("FY") default by the end of the following federal fiscal year.

    With respect to the cohort default rates for FY 1993 (which were published in February 1996), any institution that is determined to have had cohort default rates equal to or exceeding 25% for three consecutive federal fiscal years is subject to immediate loss of eligibility to participate in the FFEL and FDLP programs for the remainder of the federal fiscal year in which the Department of Education makes such determination and the two subsequent federal fiscal years. Furthermore, an institution where the FFEL cohort default rate for any federal fiscal year exceeds 40% may have its eligibility to participate in all of the Title IV Programs limited, suspended or terminated. All Learning Centers, regardless of their default rates, have adopted default management plans. An institution has the right to appeal the accuracy of the Department of Education's calculations of its cohort default rates. Such appeals are intended to correct any errors made by the applicable guaranty agencies in compiling the student repayment data and to identify any material errors made in the third-party servicing and collection of individual loans. Institutions remain eligible to participate in the FFEL programs during the pendency of any such appeal.

    The published cohort default rates for the seven Learning Centers participating in the Title IV Programs during FY 1993 averaged 23.4% and ranged from a high of 37.7% to a low of 10.6% for that period. The average rate for all proprietary institutions in the United States for the same period was 23.9%. For FY 1993, excluding the Chicago and Philadelphia Learning Centers, the other five Learning Centers which existed at the time had published cohort default rates averaging 17.3%.

    The Chicago Learning Center's FY 1993 cohort default rate as published is 36.5% which, if accurate, would result in three consecutive years of default rates that exceed the 25% threshold. Management believes the published rates are likely to contain errors which, if a sufficient number are agreed to and thereby corrected by the Department of Education, could reduce one or more of those final cohort default rates below 25%. Pursuant to the Department of Education's procedures, the Company has submitted appeals of the Chicago Learning Center's FY 1991, FY 1992 and FY 1993 rates setting forth evidence of such errors. The Department of Education has decided the appeal for the Learning Center's FY 1992 cohort default rate, which remains above 25%, but the FY 1991 and FY 1993 appeals remain pending.

    The Chicago Learning Center will remain eligible to participate in all Title IV Programs pending the resolution of such cohort default rate appeals. Depending on the ultimate resolution of those appeals, the Chicago Learning Center's eligibility to participate in the FFEL program could be subject to termination, and, under a recently enacted statute, that Learning Center's students could lose access to Federal Pell Grant funds until July 1997. The Company cannot predict when the Department of Education might decide the Chicago Learning Center's appeals for FY 1991 or FY 1993 or the outcome of such appeals. The Chicago Learning Center accounted for approximately 11.0% of the Company revenues for fiscal 1996. If the Chicago Learning Center loses its eligibility to participate in some or all of the Title IV Programs, such loss would have a material adverse effect on the Company.

    In July 1996, the Company received the FY 1994 preliminary cohort default rates for all of the Company's Learning Centers. The preliminary rates for the Chicago and Philadelphia Learning Centers were 20.2% and 27.4%, respectively. The Department of Education issues preliminary default rates to allow institutions the opportunity to review and, if necessary, challenge the student loan default data to ensure its accuracy before the rates are published. Because the governing statute requires that FFEL eligibility be based on the three most recent years for which cohort default rate data are available, the Company believes that the preliminary FY 1994 default rate for the Chicago Learning Center, which has not been challenged by the Company, should be deemed the most recent cohort default rate and therefore sufficient to allow the Chicago Learning Center to retain its eligibility regardless of the outcome of its prior year appeals. Although in a communication unrelated to the Company the Department of Education has asserted a contrary position, the Company is prepared to assert its position and pursue all appropriate remedies if necessary. The Company cannot predict when the Department of Education might issue final FY 1994 cohort default rate data or determine the Chicago Learning Center's FY 1991 or FY 1993 cohort default rate appeals.

    Under the Department of Education's regulations, an FFEL cohort default rate equal to or exceeding 25% in any one of the three most recent federal fiscal years can be a basis for the Department of Education to place that the institution on provisional certification for up to four years for lack of administrative capability. Provisional certification generally allows an institution to continue to participate in the Title IV Programs subject to conditions imposed by the Department of Education and, in the event of any material violation of such conditions, subjects the institution to a loss of eligibility. The Learning Centers in Philadelphia and Chicago could be subject to provisional certification or continued provisional certification on the basis of their cohort default rates. The Chicago Learning Center has recently been notified that it must submit a recertification application by September 30, 1996.

    In the course of a 1994 recertification review, the Philadelphia Learning Center was granted provisional certification through September 1997, based upon the fact that its published FY 1992 cohort default rate exceeded the applicable standard. The terms of its provisional certification provide that, during this period, if, after resolution of any appeals, the Philadelphia Learning Center's cohort default rate is determined to exceed 32.9% for any single federal fiscal year, the Department of Education may seek immediately to terminate the Philadelphia Learning Center's eligibility to participate in the Title IV Programs. However, the Company has learned that the Department of Education has modified its policy, consistent with applicable regulations, so as to eliminate the year-by-year comparison that is currently called for in the Philadelphia Learning Center's provisional certification. Instead, the Department of Education allows an institution to maintain its provisional eligibility if there is no other indication that the institution lacks administrative capability. The Department of Education has decided the Philadelphia Learning Center's appeal for FY 1992 and, while certain adjustments were made to the cohort default rate for such year, it remains above 25%.

    The Philadelphia Learning Center's published FY 1993 cohort default rate was 37.7%. The Company has appealed the FY 1993 cohort default rate on several grounds. The Company believes that its FY 1993 cohort default rate exceeded the 32.9% threshold in its provisional certification due primarily to a retroactive change in the Department of Education's methodology for determining when certain loans are considered to enter repayment. Specifically, beginning with the FY 1993 cohort default rates, the Department of Education changed its methodology for determining when an SLS student loan enters repayment and, consequently, the particular fiscal year cohort default rate in which an SLS loan is counted, by "linking" the repayment date for the SLS loan with the repayment date for the same student's Stafford loan. Although the Department of Education's SLS linking policy was not announced to institutions until the preliminary FY 1993 cohort default rates were released in June 1995, it has been applied retroactively to the FY 1993 cohort period, which closed on September 30, 1994.

    The Department of Education's authority to implement its SLS linking policy has been challenged in a lawsuit filed in the Northern District of New York in March 1996. The Company cannot predict the timing or the outcome of such lawsuit. Nevertheless, such lawsuit may be relevant because, if the Philadelphia Learning Center's FY 1994 cohort default rate is published above 25%, as its FY 1994 rate has been calculated on a preliminary basis, it would result in three consecutive annual default rates that exceed the 25% threshold. In addition, based on its internal records, the Company believes that the FY 1994 cohort default rate for the Philadelphia Learning Center would be less than 25% if such rate were calculated without linking. The Company plans to appeal the accuracy of the FY 1994 cohort default rate, and the Philadelphia Learning Center will remain eligible pending the resolution of the appeals for FY 1993 and FY 1994. The Company cannot predict when the Department of Education might issue final FY 1994 cohort default rate data or decide the Philadelphia Learning Center's appeals or the eventual outcome of the aforementioned litigation.

    The Philadelphia Learning Center accounted for approximately 16.7% of the Company revenues for fiscal 1996. If the Department of Education should deny the Philadelphia Learning Center continued eligibility to participate in the Title IV Programs for any reason, such denial would have a material adverse effect on the Company.

    The Department of Education's regulations also provide that an institution may be found to lack administrative capability if its default rate for Perkins loans exceeds 15% for any federal award year (i.e., July 1 through June 30). The Company administers its Perkins loan funds on a Company-wide basis, and in the past all of the Learning Centers have shared one Perkins loan default rate. The Company had a default rate for Perkins loans of 18.9% for the 1995-96 federal award year. The Perkins program accounted for approximately 1.9% of the Company's revenues in fiscal 1996. It is not yet clear what effect this Perkins default rate will have, in practice, on the Department of Education's assessment of the Learning Centers' administrative capability.

    FINANCIAL RESPONSIBILITY

    The HEA and the Department of Education's regulations prescribe specific standards of financial responsibility that institutions such as the Learning Centers must satisfy to participate in the Title IV Programs. Because the Learning Centers are operating divisions of the Company, the Department of Education has evaluated the financial condition of the Learning Centers on a consolidated basis; however, the Department of Education could also consider individual Learning Center financial statements. Pursuant to the three principal standards, known as the "numeric standards," an institution must have: (i) a positive tangible net worth at the end of the institution's most recent fiscal year; (ii) an "acid test" ratio (defined as the ratio of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1-to-1 at the end of the institution's most recent fiscal year; and (iii) net operating results for the institution's two most recent fiscal years that do not result in an aggregate loss in excess of 10% of the institution's tangible net worth at the beginning of the two-year period. Although the Company believes it meets all such standards of financial responsibility, the financial schedules reflecting the operations of two of the Learning Centers for fiscal 1996 do not demonstrate that those Centers, taken individually, meet certain of the numeric indicators of financial responsibility. The Company believes, however, that because the Learning Centers are unincorporated operating divisions of the Company and the Company, taken as a whole, meets all of such indicators, all of its Learning Centers are similarly in compliance.

    If, based upon the above measures, the Department of Education determined that the Company or any Learning Center is not financially responsible, the HEA would require the Department of Education to afford the Company an opportunity to demonstrate financial responsibility through alternative means, most commonly by demanding that the Company post an irrevocable letter of credit in favor of the Secretary of Education in an amount equal to not less than one-half the Title IV Program funds received by the affected Learning Center or Centers during the last complete award year.

    INCENTIVE COMPENSATION

    An additional requirement of the Title IV Programs prohibits an institution from providing any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruitment, admission or financial aid awarding activity. The Company has implemented several compensation plans for admissions representatives and other personnel involved in the operations of the Learning Centers. The Company believes that its current compensation plans comply with the requirements of the HEA, but the regulations do not establish clear standards for compliance. Although there can be no assurance that the Department of Education will not find deficiencies in the present or former compensation plans, the Company has received a letter from the Department of Education concluding that its former compensation plan, as established in March 1993, was valid. If the Department of Education determines that a compensation plan does not comply with the HEA requirements and the applicable implementing regulations, the Company may be required to modify prospectively such plans, repay certain previously disbursed Title IV Program funds or be subject to a limitation, suspension, termination or fine action.

    THE 85/15 RULE

    Another requirement of the HEA, commonly referred to as the "85/15 Rule," applies only to proprietary (i.e., for-profit) institutions, such as the Learning Centers. Under the 85/15 Rule, a proprietary institution will lose its eligibility to participate in the Title IV Programs for at least one fiscal year if, under a modified cash basis of accounting, more than 85% of the institution's applicable revenues for the prior fiscal year is derived from applicable Title IV Programs. The Department of Education has indicated that it will enforce the 85/15 Rule on an institution-by-institution basis.

    To reduce the risk that any Learning Center could lose its eligibility to participate in the Title IV Programs under the 85/15 Rule, the Company closely monitors the applicable revenues for each Learning Center on an ongoing basis and is pursuing alternative sources of revenue and student financial assistance. If any Learning Center were to lose its eligibility to participate in the Title IV Programs under the 85/15 Rule, such loss would have a material adverse effect on the Company.

    RESTRICTIONS ON ADDING LOCATIONS AND EDUCATIONAL PROGRAMS

    The HEA requires proprietary educational institutions to be in full operation for two years before such institutions can qualify to participate in the Title IV Programs. However, the HEA and applicable regulations permit an institution that is already qualified to participate in the Title IV Programs to establish an additional location that may immediately qualify to participate in the Title IV Programs without satisfying the two-year requirement so long as such location satisfies all other applicable requirements for institutional eligibility, including approval of the additional location by the institution's accrediting agency and the relevant state authorizing agency. The Company's expansion plans assume its continued ability to establish new Learning Centers as additional locations of existing Learning Center main campuses without incurring the two-year delay in participation in the Title IV Programs that is applied to new institutions.

    Although state requirements and accrediting agency standards may in certain instances limit the ability of the Company to establish additional locations in certain areas and certain situations, the Company does not believe, based on its current understanding of how these standards will be applied, that these standards will have a material adverse effect on the Company or its expansion plans.

    POTENTIAL EFFECT OF REGULATORY VIOLATIONS

    The violation of regulatory standards governing the Title IV Programs by the Company or any of the Learning Centers could be the basis for a proceeding by the Department of Education to impose a fine or to limit, suspend or terminate the participation of the Company or the particular Learning Center in these programs. Although there are no such proceedings pending, and the Company does not believe any such proceeding is contemplated, if such a proceeding were initiated against the Company or one or more individual Learning Centers and resulted in a substantial curtailment of the Company's participation in the Title IV Programs, the Company would be materially and adversely affected. In addition, if the Department of Education or other regulatory agency were to determine that one or more Learning Centers had improperly disbursed Title IV Program funds, the affected institutions could be required to repay such funds to the Department of Education or the appropriate lender or guaranty agency.

    In the event of a determination that one of the Company's Learning Centers has improperly disbursed Title IV Program funds, the affected Learning Center could be required to repay those funds. The Department of Education could transfer that Learning Center from the "advance" system of payment of Title IV Program funds, under which an institution requests and receives funding from the Department of Education in advance based on anticipated need, to the "reimbursement" system of payment, under which an institution must disburse funds to students and document their eligibility for Title IV Programs funds before receiving funds from the Department of Education.

    If a Learning Center lost its eligibility to participate in certain of the Title IV Programs, or if the amount of available federal student financial aid was reduced, the Company would seek to arrange or provide alternative sources of revenue or financial aid for that Learning Center's students. There are a number of private organizations that provide loans to students. Although the Company believes that one or more private organizations would be willing to provide financial assistance to students attending a Learning Center, there is no assurance that this would be the case, and the interest rate and other terms of such student financial aid might not be as favorable as for Title IV Program funds. Accordingly, the loss of eligibility of a Learning Center or Learning Centers to participate in the Title IV Programs would be expected to have a material adverse effect on the Company even if the Company could arrange or provide alternative sources of revenue or student financial aid. If a Learning Center lost its eligibility to participate in the Title IV Programs, and the Company could not arrange for alternative sources of revenue or financial aid for the Learning Center's students, the Company would have to close that Learning Center.

    STATE AUTHORIZATION AND ACCREDITATION

    The Company is dependent on the authorization of the applicable agency or agencies of each state within which a Learning Center is located to allow it to operate and to grant degrees or diplomas to students. State authorization is also required in order for an institution to become and remain eligible to participate in the Title IV Programs. The Company is subject to extensive and varying regulation in each of the five states in which the Learning Centers currently operate. State laws and regulations affect the Company's operations and may limit the ability of the Company to introduce degree programs or to obtain authorization to operate in certain additional states. State regulatory requirements may overlap or exceed federal requirements. The loss of state authorization by an existing Learning Center or the failure of a new Learning Center to obtain authorization would render the affected Learning Center ineligible to participate in the Title IV Programs, could affect its accreditation and would have a material adverse effect on the Company.

    Accreditation by an accrediting agency recognized by the Department of Education is required in order for an institution to become and remain eligible to participate in the Title IV Programs. In addition, most states require institutions operating therein to become and continue to be accredited as a condition of continuing state authorization, particularly with regard to the issuance of degrees. The Company's Learning Centers are accredited by the Accrediting Council for Independent Colleges and Schools ("ACICS"), which is an accrediting agency duly recognized by the Department of Education. ACICS recently had its recognition as an accrediting commission renewed by the Department for a period of four years. Seven of the 11 Learning Centers are due for renewal of accreditation during fiscal 1997. The loss of accreditation by an existing Learning Center or the failure of a new Learning Center to obtain accreditation would render the affected Learning Center ineligible to participate in the Title IV Programs, could affect its state authorization and would have a material adverse effect on the Company.

    CHANGE OF CONTROL

    Upon a change of ownership resulting in a change of control of the Company, as defined in the HEA and the Department of Education's regulations, each Learning Center would lose its eligibility to participate in the Title IV Programs for an indeterminate period of time while it applies to regain eligibility, with the likely loss of a portion of its Title IV Program funding during the re-approval period. A change of control also would require the Company to reaffirm the accreditation and state authorization of each Learning Center, each of which is a prerequisite to apply to regain eligibility to participate in the Title IV Programs. A significant delay in reobtaining or the failure to reobtain state authorization, accreditation or Title IV Program certification for any or all of the Learning Centers could have a material adverse effect on the Company. Any change of control may also delay the ability of the Company to establish new institutions and may have other adverse regulatory effects. For a publicly traded corporation such as the Company, Department of Education regulations specify that a change of control arises from the same circumstances that would require the Company to file with the Securities and Exchange Commission a report on Form 8-K disclosing a change in control. Most states and accrediting agencies have similar requirements, but they do not uniformly define a change of control. A change of control of the Company could have a material adverse effect on the Company. Based upon its review of the HEA, applicable federal regulations and applicable state and accrediting agency standards, the Company does not believe that this offering will involve a change of ownership resulting in a change of control for purposes of the HEA or a change of ownership and control for state authorization or accreditation purposes, except with respect to the State of Illinois. As a result, the Learning Centers in Chicago and Schaumburg, Illinois will be subject to review by the Illinois State Board of Education, which has advised the Company by letter that each of these Learning Centers will remain authorized to provide its educational programs during the review process.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company as of July 31, 1996 are as follows:

            NAME                 AGE                            POSITION
- ----------------------------     ---     -------------------------------------------------------
Reid R. Bechtle                  43      President, Chief Executive Officer and Director
Charles L. Cosgrove              41      Vice President and Chief Financial Officer
Susan L. Luster                  45      Vice President and Chief Operating Officer
Harry H. Gaines                  58      Chairman of the Board of Directors
Ralph W. Clark(1)                55      Director
Ira D. Cohen(2)                  44      Director
John L. Corse(2)                 54      Director
Stephen P. Reynolds(1)           44      Director

- ------------------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee.

    Mr. Bechtle joined the Company in 1991 as President of what was then its Computer Learning Center division and has been President, Chief Executive Officer and a director of the Company since October 1994. From 1982 to 1991, he served as President of Multi-List, Inc., a software services subsidiary of PRC/Litton, Inc. ("PRC").

    Mr. Cosgrove joined the Company in 1992 as Vice President and Chief Financial Officer of what was then its Computer Learning Center division and has been Vice President and Chief Financial Officer of the Company since October 1994. From March 1990 to 1992, he served as Vice President, Controller of the government operations division of PRC.

    Ms. Luster joined the Company in November 1995 as Vice President and Chief Operating Officer. From April 1994 to November 1995, she was a partner of Tower Technologies, Inc., an information technology consulting company. From January 1992 to April 1994, she was Senior Vice President of Infodata Systems, Inc., a document management software company, and from May 1986 to January 1992, she served as Senior Vice President of Operations with AGS Information Services, a systems development company.

    Mr. Gaines has been Chairman of the Board of Directors since October 1994 and has served as a director since 1987. From 1987 to October 1994 and from 1988 to October 1994, he served as President and Chief Executive Officer of the Company and of Mohr, respectively. Since 1989, Mr. Gaines has served as President and Chief Executive Officer of Blessing/White, Inc. Mr. Gaines is a director of Blessing/White UK, a former subsidiary of the Company.

    Mr. Clark has served as a director of the Company since October 1994. He is currently Chairman of Frontec AMT Inc., a software company. From 1988 to 1994, Mr. Clark was a Vice President of International Business Machines Corporation ("IBM"), where he served as Assistant General Manager of the Application Software Group, President of the General and Public Sector Division (a software division) and, most recently, President of Skill Dynamics, IBM's education division.

    Mr. Cohen has served as a director of the Company since 1987. Since 1988, he has been a Managing Director of The Updata Group, Inc., an investment banking firm that specializes in mergers and acquisitions for the information technology industry. From 1984 to 1986, he served as Chief Financial Officer for CGA Computer, Inc., and from 1986 to 1988 he served as Chief Financial Officer of Updata Software, Inc. Mr. Cohen is a director of Datastream, Inc., a software company. Mr. Cohen is a Certified Public Accountant.

    Mr. Corse has served as a director of the Company since October 1994. Since February 1995, he has served as President of Hughes Advanced Systems, a subsidiary of Hughes Aircraft Corporation and a provider of information systems and services to businesses. From 1993 to 1995, Mr. Corse was a self-employed business consultant. From 1992 to 1993, he served as President and Chief Executive Officer of Security Software America, Inc., a software publisher serving government contractors and government agencies. From 1990 to 1992, Mr. Corse was a self-employed business consultant. From 1986 to 1990, Mr. Corse served as President of PRC's business information systems group. Mr. Corse is also a director of Medic Computer Systems, Inc.

    Mr. Reynolds has served as a director of the Company since August 1996. Mr. Reynolds is a managing member of General Atlantic Partners, LLC ("GAP LLC") and has been with GAP LLC or its predecessor entities since April 1980. Mr. Reynolds is also a general partner and limited partner of GAP-CLC. Mr. Reynolds, a certified public accountant, is on the board of Solo Serve Corporation, a publicly traded off-price soft goods retail company.

    The Board of Directors is divided into three classes, with each member serving for a staggered three-year term. The Board is comprised of two Class I Directors (Messrs. Bechtle and Gaines), two Class II Directors (Messrs. Cohen and Reynolds) and two Class III Directors (Messrs. Corse and Clark). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors or director of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held following the end of fiscal years 1997, 1998 and 1999, respectively.

    Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

BOARD COMMITTEES

    The Company's Board of Directors has a Compensation Committee and Audit Committee, each of which is comprised of at least two non-employee directors. The Compensation Committee, currently comprised of Messrs. Corse and Cohen, makes recommendations concerning salaries and other compensation for employees of and consultants to the Company and administers the Company's stock option and incentive plans. The Audit Committee, currently comprised of Messrs. Clark and Reynolds, reviews the results and scope of the audit and other services provided by the Company's independent public accountants.

DIRECTOR COMPENSATION

    As compensation for serving on the Board of Directors, each director who is not also an employee of the Company is entitled to receive a fee of $1,000 for attendance at each meeting of the full Board and $500 for each committee meeting. Directors also are entitled to reasonable expenses incurred by them in connection with their attendance at Board or committee meetings. Insurance policies in the name of the Company provide for the indemnification of the Company's Directors and officers, as well as for the reimbursement to the Company for amounts paid by the Company above certain limits in indemnifying its Directors and officers. See "-- Stock Plans" below for information concerning the Company's 1995 Non-Employee Directors Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee of the Board of Directors are Messrs. Corse and Cohen, neither of whom is an executive officer or employee of the Company. See "Certain Transactions -- The Recapitalization."

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid or accrued during fiscal 1996 for the Company's Chief Executive Officer and each of the Company's other executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                       ANNUAL COMPENSATION                        COMPENSATION
                                   ---------------------------    OTHER ANNUAL    -------------     ALL OTHER
   NAME AND PRINCIPAL POSITION       SALARY        BONUS(1)     COMPENSATION(2)      OPTIONS     COMPENSATION(3)
- ---------------------------------  -----------  --------------  ----------------  -------------  ----------------
Reid R. Bechtle..................  $   200,000  $   215,000        $   10,598          --           $    3,000
 President and Chief Executive
 Officer
Charles L. Cosgrove..............      123,333       90,000            --               25,000           1,838
 Vice President and Chief
 Financial Officer
Susan L. Luster(4)...............       27,308        --               --              --               --
 Vice President and Chief
 Operating Officer

- ------------------------
(1) Includes bonuses to Mr. Bechtle and Mr. Cosgrove of $40,000 and $15,000, respectively, in connection with the successful completion of the Company's initial public offering.

(2) Represents automobile allowance.

(3) Represents contributions to the Company's 401(k) Plan.

(4) Ms. Luster joined the Company in November 1995.

    OPTION GRANTS

    The following table sets forth certain information regarding options granted during fiscal 1996 to each Named Executive Officer:

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                             POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED ANNUAL
                                       NUMBER OF    PERCENT OF                               RATES OF STOCK PRICE
                                      SECURITIES   TOTAL OPTIONS                           APPRECIATION FOR OPTION
                                      UNDERLYING    GRANTED TO     EXERCISE                        TERM(3)
                                        OPTIONS    EMPLOYEES IN    PRICE PER   EXPIRATION  ------------------------
NAME                                  GRANTED(1)    FISCAL YEAR    SHARE(2)       DATE         5%           10%
- ------------------------------------  -----------  -------------  -----------  ----------  -----------  -----------
Reid R. Bechtle.....................      --            --            --           --          --           --
Charles L. Cosgrove.................      25,000         34.5%     $    8.00      5/31/05  $   125,779  $   318,748
Susan L. Luster.....................      --            --            --           --          --           --

- ------------------------
(1) Numbers shown represent options granted under the Stock Incentive Plan to purchase Common Stock.

(2) Nonstatutory stock options granted at 100% of fair market value of Common Stock on the date of grant. The options become exercisable in increments of 20% of the aggregate number of shares included in the grant on May 31st of each of the years 1996, 1997, 1998, 1999 and 2000.

(3) The amounts shown are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. At the end of the term of the options granted May 31, 1995, the projected price per share of the Company's Common Stock, at the assumed annual appreciation rates of 5% and 10%, would be $13.03 and $20.75, respectively, both of which are significantly less than the most recent sale price of the Common Stock as reported by Nasdaq.

    In March 1996, Ms. Luster was granted an option under the Stock Incentive Plan to purchase 40,000 shares of Common Stock at an exercise price of $9.00 per share. In July 1996, Mr. Cosgrove was granted an option under the Stock Incentive Plan to purchase 17,500 shares of Common Stock at an exercise price of $19.50 per share.

    OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table sets forth certain information regarding stock options held as of January 31, 1996 by each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                                    SHARES                  OPTIONS AT FISCAL YEAR-END      FISCAL YEAR-END(1)
                                  ACQUIRED ON     VALUE     --------------------------  --------------------------
NAME                               EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- --------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Reid R. Bechtle.................      20,000   $    65,000     205,400        54,407    $   667,550   $   176,823
Charles L. Cosgrove.............      --           --           16,017        22,755          3,750        15,000
Susan L. Luster.................      --           --           --            --            --            --

- ------------------------
(1) The closing price for the Company's Common Stock on the Nasdaq National Market on January 31, 1996 was $8.75. Value is calculated on the basis of the difference between the option exercise price and $8.75, multiplied by the number of "in-the-money" shares of Common Stock underlying the option.

EMPLOYMENT AGREEMENTS

    The Company has an employment agreement with Reid R. Bechtle, President and Chief Executive Officer of the Company, pursuant to which Mr. Bechtle is entitled to 12 months' salary and benefits, a pro rata portion of his bonus, if earned, and damages for any breach of such agreement in the event that (i) such agreement is terminated by the Company at the end of its initial one-year term,
(ii) Mr. Bechtle is terminated for any reason other than "cause" or (iii) such agreement is terminated by Mr. Bechtle in the event of a change in control of the Company, a reduction in his base salary or responsibilities without consent or a geographic relocation of his place of employment without consent. The agreement also provides that Mr. Bechtle will receive an annual salary of $230,000 for his services as President and Chief Executive Officer of the Company.

    The Company has an employment agreement with Harry H. Gaines with a term extending through January 31, 1997, pursuant to which Mr. Gaines provides such assistance to the Company as may be specified by the President of the Company. Pursuant to the employment agreement, Mr. Gaines receives a salary of $30,000 per year.

STOCK PLANS

    The Company has a Long-Term Incentive Plan that provides for award of incentive and nonstatutory stock options and stock appreciation rights to certain directors, officers and key employees. The plan is administered by the Compensation Committee of the Board of Directors. The Company has reserved 775,458 shares of Common Stock for issuance under the plan. As of August 31, 1996, options to purchase 439,054 shares of Common Stock were outstanding under the Long-Term Incentive Plan. The Company has provided that no further grants may be made under the Long-Term Incentive Plan.

    In March 1995, the Board adopted the 1995 Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan provides that a variety of awards, including stock options, stock appreciation rights and restricted and unrestricted stock grants, may be made to the Company's employees, officers, consultants and advisors who are expected to contribute to the Company's future growth and success. The Compensation Committee administers the Stock Incentive Plan and determines the price and other terms upon which awards shall be made. Stock options may be granted either in the form of incentive stock options or non-statutory stock options. The option exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of grant. While the Company currently anticipates that most grants under this Plan will consist of stock options, the Company may grant stock appreciation rights, which represent rights to receive any excess in value of shares of Common Stock over the exercise price; restricted stock awards, which entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their purchase price in the event that the conditions specified in the award are not satisfied; or unrestricted stock awards, which represent grants of shares to participants free of any restrictions under the Plan. Options or other awards that are granted under the Plan but expire unexercised are available for future grants. The Company has reserved 486,820 shares for issuance under the Stock Incentive Plan. As of August 31, 1996 options to purchase 142,500 shares of Common Stock were outstanding under the Stock Incentive Plan.

    In March 1995, the Board of Directors adopted the 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the grant to each of the current non-employee directors, effective May 31, 1995, of an option exercisable for 4,680 shares of Common Stock with an exercise price equal to the initial public offering price. Each new director who is not also an employee of the Company received or will receive upon his or her initial election to the Board an option to purchase 4,680 shares of Common Stock. In addition, on the day after each annual meeting of stockholders, each non-employee director then serving will receive an option to purchase 1,550 shares of Common Stock. All options granted under the Directors Plan vest immediately and will have an exercise price equal to the fair market value of the Common Stock on the date of grant. The Company has reserved 70,178 shares for issuance under the Directors Plan. On July 12, 1996, the Company in accordance with the Directors Plan granted options to purchase 1,550 shares of Common Stock to Messrs. Corse, Cohen and Clark at an exercise price of $21.13 per share. On August 1, 1996, the Company granted Mr. Reynolds an option to purchase 4,680 shares of Common Stock at an exercise price of $24.00 per share. As of August 31, 1996, the Company had granted options in accordance with the Directors Plan to purchase 24,920 shares of Common Stock at exercise prices ranging from $8.00 to $24.00 per share under the Directors Plan.

INCENTIVE BONUS PROGRAM

    The Company has a discretionary bonus program for certain designated key employees of the Company, including all executive officers, pursuant to which such employees are paid cash bonuses based upon the attainment of certain specified corporate goals for the year established by the Board of Directors. The amount of the bonus to which each such employee is entitled is determined by the Board of Directors.

401(K) PLAN

    In 1988, the Board of Directors adopted the Computer Learning Centers, Inc. 401(k) Retirement Savings Plan, as amended and restated in December 1990 (the "401(k) Plan"), which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees who have been employed by the Company for at least six consecutive months are eligible to participate in the 401(k) Plan. Each eligible employee may contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her salary, subject to statutory limitations. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company. For fiscal 1995, the Company contributed $0.25 for each $1.00 invested by an employee up to the first 6% of such employee's salary. Under Section 401(k) of the Code, contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and contributions by the Company, if any, will be deductible by the Company when made.

                              CERTAIN TRANSACTIONS

THE RECAPITALIZATION

    In connection with the Company's initial public offering, the Company (i) transferred all of its shares of Comprehensive Learning Concepts (U.K.) Limited and Mohr Development Incorporated to Blessing/White Inc.; (ii) cancelled the promissory note payable to the Company dated February 1, 1990, which promissory note had an outstanding balance of approximately $7.5 million (after netting the receivable from the Company against the note on or about the date of its cancellation), bore interest at the rate of prime plus 2% per annum and was issued by Blessing/White Inc. to the Company to evidence the indebtedness of Blessing/White Inc. to the Company for declared but unpaid dividends; (iii) transferred 67,500 shares of Common Stock of Blessing/White Inc. to the holders of Common Stock of the Company; (iv) transferred $500,000 of cash to Blessing/White Inc.; and (v) transferred all of the issued and outstanding shares of preferred stock of Blessing/White Inc. to the holders of Preferred Stock of the Company. These transactions are referred to collectively as the "Recapitalization."

    As a result of the Recapitalization, GAP, GAP-CLC and General Atlantic Corporation received 4,970,913 shares of Preferred Stock of Blessing/White Inc. with a cost basis of $5,950,083; Mr. Gaines, the Chairman of the Company's Board of Directors, received 100,000 shares of Preferred Stock of Blessing/White Inc. with a cost basis of $50,568 and Mr. Cohen, a Director of the Company, received 41,500 shares of Preferred Stock of Blessing/White Inc. with a cost basis of $20,986. Mr. Reynolds, a director of the Company, is a Vice President of GAP and a limited partner of GAP-CLC.

TAX SHARING AGREEMENT

    The Company and Blessing/White Inc. are parties to a tax sharing and indemnification agreement providing for, among other matters, (i) the payment of tax liabilities and entitlement to tax refunds, (ii) the allocation of responsibility and the providing of cooperation in the filing of tax returns,
(iii) the indemnification of Blessing/White Inc. by the Company from certain tax and other liabilities related to the operation of the Company prior to the Recapitalization and (iv) the indemnification of the Company by Blessing/White Inc. from certain tax and other liabilities related to the operation of Blessing/White Inc. prior to the Recapitalization.

OTHER RELATED PARTY TRANSACTIONS

    The Company has adopted a policy that all transactions between the Company and its officers, directors and other affiliates must be (i) approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth, as of August 31, 1996 the number of shares of Company's Common Stock owned by (i) any person (including any group) known by management to beneficially own more than 5% of Company's Common Stock, (ii) each of the Company's directors and executive officers, (iii) each of the Selling Stockholders and (iv) all directors and executive officers as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                       SHARES BENEFICIALLY                        SHARES TO BE
                                                        OWNED PRIOR TO THE      SHARES TO   BENEFICIALLY OWNED AFTER
                                                           OFFERING(1)         BE SOLD IN       THE OFFERING(2)
                                                     ------------------------      THE      ------------------------
                 BENEFICIAL OWNER                      NUMBER       PERCENT    OFFERING(2)    NUMBER       PERCENT
- ---------------------------------------------------  -----------  -----------  -----------  -----------  -----------
General Atlantic Corporation(3)                        1,684,906       38.0%      434,783     1,250,123       22.4%
118 East 57th Street
New York, NY 10022
U.S. Bancorp/United States(4)                            231,200        5.2        --           231,200        5.5
National Bank of Oregon
111 S. W. Fifth Avenue
Portland, OR 97204
Gartmore Investment Limited(5)                           310,000        7.0        --           310,000        3.2
Gartmore House
16-18 Monument Street
London, EC3R 8AJ
Harry H. Gaines(6)                                       246,897        5.5        68,260       178,637        2.9
35 Maher Lane
Newtown, PA 18940
S. Tod White(7)                                          102,048        2.3        88,737        13,311       *
Nicholas Ward(8)                                          35,324       *           30,717         4,607       *
Herbert Cohen(9)                                          35,324       *           30,717         4,607       *
Ira D. Cohen(10)                                           1,550       *           --             1,550       *
Stephen P. Reynolds(11)                                1,689,586       38.1       434,783     1,254,803       22.5
John L. Corse(12)                                         14,230       *           --            14,320       *
Ralph W. Clark(13)                                         6,230       *           --             6,230       *
Reid R. Bechtle(14)                                      196,490        4.2        46,787       149,703        2.6
Charles L. Cosgrove(15)                                   12,518       *           --            12,518       *
Susan L. Luster                                          --           --           --           --           --
All directors and executive officers
 as a group (8 persons)(16)                            2,167,501       45.7       549,830     1,617,671       28.1

- ------------------------
 * Less than 1%

 (1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted. Shares of Common Stock subject to options that are exercisable within 60 days after August 31, 1996 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

 (2) If the Underwriters exercise their over-allotment option to purchase up to an additional 170,216 shares of Common Stock, the Company and each of the Selling Stockholders will sell a number of such shares in proportion to the number of the 1,134,784 shares offered hereby being sold by each of such persons.

 (3) Includes 1,067,586 shares held by General Atlantic Corporation ("GAC"); 602,021 shares held by General Atlantic Partners II, L.P. ("GAP"); and 15,300 shares held by GAP-CLC Partners, L.P. ("GAP-CLC") (collectively, "the General Atlantic Entities"). If the Underwriters' over-allotment option is exercised in full, the percentage of outstanding shares owned by the General Atlantic Entities will be 21.3%. GAC is a Delaware corporation whose principal business is holding and managing investments for its own account. The shares directly owned by GAC are deemed to be beneficially owned by GAC's direct and indirect controlling stockholders. GAC is, through a number of intermediary holding companies, a wholly-owned subsidiary of General Atlantic Group Limited, a Bermuda corporation, whose principal business is holding and managing investments for its own account. The address of General Atlantic Group Limited is Washington Mall II, Church Street, Hamilton 5, Bermuda. General Atlantic Group Limited is, through an intermediate holding company, a wholly-owned subsidiary of The Atlantic Foundation, a Bermuda grant-making, charitable corporation. The address of The Atlantic Foundation is P.O. Box HM 666, Clarendon House, Church Street, Hamilton HM CX, Bermuda. No natural person beneficially owns the securities owned by The Atlantic Foundation. The general partner of GAP is General Atlantic Partners, LLC, a Delaware limited liability company, and the sole limited partner is an indirect wholly-owned subsidiary of General Atlantic Group Limited. The managing members of General Atlantic Partners, Inc. are Steven A. Denning, David C. Hodgson, Stephen P. Reynolds, J. Michael Cline, William O. Grabe and William E. Ford. The general partner of GAP-CLC is Stephen P. Reynolds. General Atlantic Service Corporation, an affiliate of General Atlantic Partners, Inc., advises GAC as to its investment in the Company. Stephen P. Reynolds, a director of the Company, is the general partner and a limited partner in GAP-CLC. Mr. Reynolds disclaims beneficial ownership of shares owned by GAC, GAP, and GAP-CLC except to the extent of his pecuniary interest therein. The address for GAC is 118 East 57th Street, New York, New York 10022. The address for GAP and GAP-CLC is c/o General Atlantic Service Corporation, Three Pickwick Plaza, Greenwich, CT 06830.

 (4) This information based on Schedule 13G filed with the Securities and Exchange Commission on February 15, 1996.

 (5) This information based on Schedule 13G filed with the Securities and Exchange Commission on June 12, 1996.

 (6) Includes 78,499 shares issuable pursuant to the exercise of options within 60 days after August 31, 1996, 68,260 of which are being sold in this offering.

 (7) Includes 102,048 shares issuable pursuant to the exercise of options within 60 days after August 31, 1996, 88,737 of which are being sold in this offering.

 (8) Includes 35,324 shares deliverable to Mr. Ward upon payment under a subscription note, 30,717 of which are being sold in this offering.

 (9) Includes 35,324 shares deliverable to Mr. Cohen upon payment under a subscription note, 30,717 of which are being sold in this offering.

(10) Includes 1,550 shares issuable pursuant to the exercise of options within 60 days after August 31, 1996.

(11) Includes 4,680 shares issuable pursuant to the exercise of options within 60 days after August 31, 1996. Also includes all of the shares referenced in note (3) above. Mr. Reynolds, a director of the Company, is a managing member of GAP LLC, the general partner of GAP, and is the general partner and a limited partner of GAP-CLC. Mr. Reynolds disclaims beneficial ownership of the shares owned by the General Atlantic Entities.

(12) Includes 6,230 shares issuable pursuant to the exercise of options within 60 days after August 31, 1996.

(13) Includes 6,230 shares issuable pursuant to the exercise of options within 60 days after August 31, 1996.

(14) Includes 188,717 shares issuable pursuant to the exercise of options within 60 days after August 31, 1996, 46,787 of which are being sold in this offering.

(15) Includes 12,518 shares issuable pursuant to the exercise of options within 60 days after August 31, 1996.

(16) Includes 298,424 shares issuable pursuant to the exercise of options within 60 days after August 31, 1996, 115,047 of which are being sold in this offering. See notes (6), (7) and (10) through (15).

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

    Based upon the number of shares outstanding as of August 31, 1996 and giving effect to the issuance of (i) 434,783 shares of Common Stock and (ii) an additional 203,784 shares of Common Stock upon the exercise of options by the Selling Stockholders in connection with this offering, there will be 5,077,134 shares of Common Stock outstanding upon the completion of this offering.

PREFERRED STOCK

    The Board of Directors is authorized, without further action of the stockholders of the Company, to issue up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series.

    The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock. The future issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER, BYLAW AND OTHER PROVISIONS

    The Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Section 203 of the DGCL prohibits a publicly-held corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation's voting stock.

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated Bylaws (the "Bylaws") provide that the directors of the Company shall be classified into three classes as nearly equal in size as possible, with staggered three-year terms. The Certificate further provides that the vacancies on the Board of Directors may only be filled by a majority of the Board of Directors then in office. Furthermore, any director elected by the stockholders or by the Board of Directors to fill a vacancy, may be removed only by a vote of two-thirds of the combined voting power of the shares of Common Stock entitled to vote for the election of directors.

The classified nature of the Board of Directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a bid to acquire, control of the Company.

    The Certificate contains certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The Certificate also contains provisions requiring the Company to indemnify its directors and officers to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

    The Certificate and Bylaws provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders, and not by written consent. In addition, special meetings of the stockholders may be called only by the Chairman of the Board of Directors or the President of the Company, and the only business that may be brought before such a meeting is limited to that described in the notice prepared by such officers. These provisions could have the effect of delaying until the next annual stockholders meeting actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions also may discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Company's Certificate and Bylaws each require the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the Company to amend or repeal any of the provisions described above. Such two-thirds stockholder vote would be in addition to any separate class vote that might in the future be required by the Board of Directors pursuant to the terms of any Preferred Stock that might be outstanding at the time any such changes are submitted to stockholders.

REGISTRATION RIGHTS

    In the event the Company proposes to register any of its securities under the Securities Act for its own account or otherwise at any time or times, the holders of approximately 1,480,351 shares of Common Stock and options to purchase approximately 23,550 shares of Common Stock after this offering (the "Registrable Shares") or certain of their permitted transferees (the "Holders") are entitled to notice of such registration and may be entitled to include such Registrable Shares therein, subject to certain conditions and limitations. In addition, certain holders of Registrable Shares may require the Company, whether or not the Company proposes to register its Common Stock for sale, to register all or part of the Registrable Shares held by such holders, subject to certain conditions and limitations. The Company generally is required to bear the expenses of all such registrations (except underwriting discounts and commissions), and is required to use its best efforts to effect such registrations, subject to certain conditions and limitations.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company.

                                  UNDERWRITING

    The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC and Piper Jaffray Inc. (the
"Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased.

                                                                                    NUMBER OF
                                   UNDERWRITER                                       SHARES
- ---------------------------------------------------------------------------------  -----------
Robertson, Stephens & Company LLC................................................
Piper Jaffray Inc................................................................
                                                                                   -----------
      Total......................................................................    1,134,784
                                                                                   -----------
                                                                                   -----------

    The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and
to certain dealers at such price less a concession of not more than $   per
share, of which $   may be reallowed to other dealers. After the public
offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

    The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 170,216 additional shares of Common Stock at the same price per share as the Company receives for the 1,134,784 shares that the Underwriters have agreed to purchase. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.

    The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

    Each of the Selling Stockholders and each of the Company's executive officers and directors, beneficially owning an aggregate of 1,608,505 shares of Common Stock after this offering, have agreed with the Representatives, for a period of 90 days after the date of this Prospectus (the "Lock-Up Period"), subject to certain exceptions, not to offer to sell, contract to sell or otherwise sell, dispose of or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. However, Robertson, Stephens & Company LLC may, in its sole discretion and at any time with or without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's stockholders providing for consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. In addition, the Company has agreed that, during the Lock-Up Period, the Company will not, subject to certain exceptions, without the prior written consent of Robertson Stephens & Company LLC. issue, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into exercisable for or exchangeable for shares of Common Stock, other than the Company's sale of shares in this offering and the Company's issuance of options and shares under existing stock option and stock purchase plans.

    Certain of the Underwriters and selling group members (if any) that currently act as market makers for the Common Stock may engage in "passive market making" in the Common Stock on Nasdaq in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Hale and Dorr, Washington, D.C. Certain legal matters with respect to this offering are being passed upon for the Underwriters by Cooley Godward LLP, San Francisco, California.

                                    EXPERTS

    The consolidated financial statements as of January 31, 1995 and 1996 and for each of the three years in the period ended January 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                        COMPUTER LEARNING CENTERS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................     F-2

Consolidated Balance Sheets at January 31, 1995 and 1996 and July 31, 1996 (unaudited).....................     F-3

Consolidated Statements of Operations for the Years Ended January 31, 1994, 1995 and 1996, and the six
 months ended July 31, 1995 and 1996 (unaudited)...........................................................     F-5

Consolidated Statements of Cash Flows for the Years Ended January 31, 1994, 1995 and 1996 and the six
 months ended July 31, 1995 and 1996 (unaudited)...........................................................     F-6

Notes to Consolidated Financial Statements.................................................................     F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Computer Learning Centers, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of cash flows present fairly, in all material respects, the financial position of Computer Learning Centers, Inc. at January 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 3 to the consolidated financial statements, in February 1993 the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.

PRICE WATERHOUSE LLP

New York, New York
March 15, 1996

                        COMPUTER LEARNING CENTERS, INC.
                          CONSOLIDATED BALANCE SHEETS
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   JANUARY 31 ,
                                                                               --------------------
                                                                                 1995       1996
                                                                               ---------  ---------   JULY 31,
                                                                                                        1996
                                                                                                     -----------
                                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents..................................................  $   4,753  $   8,260   $  11,294
  Restricted cash............................................................        700     --          --
  Accounts receivable, net of allowance for doubtful accounts of $1,507 and
   $1,737 and $1,642.........................................................     17,047     19,095      21,037
  Net assets of discontinued operations......................................      5,201     --          --
  Prepaid expenses and other current assets..................................      2,267      2,280       2,700
                                                                               ---------  ---------  -----------
      Total current assets...................................................     29,968     29,635      35,031
                                                                               ---------  ---------  -----------
Fixed assets, net............................................................      3,818      4,434       6,499
Intangible assets, net of amortization.......................................      3,773      3,410       3,229
Other long-term assets.......................................................      2,363      2,329       3,242
                                                                               ---------  ---------  -----------
      Total assets...........................................................  $  39,922  $  39,808   $  48,001
                                                                               ---------  ---------  -----------
                                                                               ---------  ---------  -----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt...........................  $   2,089  $  --       $  --
  Trade accounts payable......................................        207        958       1,957
  Accrued employee expenses...................................        921      1,333       1,916
  Accrued other expenses......................................      1,860      1,968       1,940
  Deferred revenues...........................................     13,383     16,834      20,243
                                                                ---------  ---------  -----------
      Total current liabilities...............................  $  18,460  $  21,093   $  26,056
                                                                ---------  ---------  -----------
Long-term debt................................................     10,928     --          --
Other long-term liabilities...................................      1,414      1,559       1,698
                                                                ---------  ---------  -----------
      Total liabilities.......................................  $  30,802  $  22,652   $  27,754
                                                                ---------  ---------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                        COMPUTER LEARNING CENTERS, INC.
                          CONSOLIDATED BALANCE SHEETS
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   JANUARY 31 ,
                                                                               --------------------
                                                                                 1995       1996
                                                                               ---------  ---------   JULY 31,
                                                                                                        1996
                                                                                                     -----------
                                                                                                     (UNAUDITED)
Stockholders' equity :
  Preferred stock, $.01 par value, 1,000,000 authorized shares, no issued or
   outstanding shares -- 1996 and July 31, 1996..............................                --          --
  Convertible Preferred stock, no par value, 7,000,000 authorized shares,
   5,942,038 issued shares and 5,811,538 outstanding shares (aggregate liquidation preference $17,264), 4,970,913 shares held by parent company
   -- 1995...................................................................  $  19,018
  Less -- subscription note receivable, 225,000 preferred shares at $5.20 per
   share -- 1995; no shares -- 1996..........................................     (1,169)    --          --
  Common stock, 21,195 issued and outstanding shares -- 1995; $.01 par value,
   10,000,000 authorized shares, 4,329,515 issued and outstanding shares --
   1996 and July 31, 1996....................................................          1  $      43   $      44
  Common stock warrants......................................................         24     --          --
  Additional paid-in capital.................................................         80     15,749      16,351
  Less -- subscription note receivable for no shares -- 1995; 70,649 common
   shares at $9.43 per share -- 1996 and July 31, 1996 ......................     --           (666)       (666)
  Net unrealized gain on securities available for sale.......................     --            211         235
  Retained earnings (accumulated deficit)....................................     (8,249)     1,819       4,283
                                                                               ---------  ---------  -----------
                                                                                   9,705     17,156      20,247
  Less -- treasury stock, at cost, 112,500 preferred shares -- 1995; no
   shares -- 1996 and July 31, 1996..........................................       (585)    --          --
                                                                               ---------  ---------  -----------
    Total stockholders' equity...............................................      9,120     17,156      20,247
                                                                               ---------  ---------  -----------
Commitments and contingencies (Note 11)
    Total liabilities and stockholders' equity...............................  $  39,922  $  39,808   $  48,001
                                                                               ---------  ---------  -----------
                                                                               ---------  ---------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                        COMPUTER LEARNING CENTERS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            FOR THE SIX MONTHS
                                                        FOR THE YEAR ENDED JANUARY 31,        ENDED JULY 31,
                                                       ---------------------------------  -----------------------
                                                         1994        1995        1996        1995         1996
                                                       ---------  ----------  ----------  -----------  ----------
                                                                                                (UNAUDITED)
Revenues.............................................  $  34,981  $   39,297  $   46,081   $  21,544   $   28,983
                                                       ---------  ----------  ----------  -----------  ----------
Costs and expenses:
  Costs of instruction and services..................     19,406      22,227      26,076      12,497       15,786
  Selling and promotional............................      6,259       6,371       7,884       3,835        5,059
  General and administrative.........................      2,844       3,727       4,052       1,776        2,675
  Provision for doubtful accounts....................      1,996       3,313       2,613       1,318        1,284
  Amortization of intangibles........................        408         393         363         181          181
                                                       ---------  ----------  ----------  -----------  ----------
                                                          30,913      36,031      40,988      19,607       24,985
                                                       ---------  ----------  ----------  -----------  ----------
Income before interest...............................      4,068       3,266       5,093       1,937        3,998
Interest expense (income), net.......................      1,356         948          96         256         (214)
                                                       ---------  ----------  ----------  -----------  ----------
Income before income taxes, discontinued operations,
 extraordinary item and cumulative effect of
 accounting change...................................      2,712       2,318       4,997       1,681        4,212
Provision for income taxes...........................      1,124       1,131       2,078         772        1,748
                                                       ---------  ----------  ----------  -----------  ----------
Income from continuing operations before discontinued
 operations, extraordinary item and cumulative effect
 of accounting change................................      1,588       1,187       2,919         909        2,464
                                                       ---------  ----------  ----------  -----------  ----------
Discontinued operations, net of applicable income
 taxes (Notes 2 and 5):
  Income (loss) from discontinued operations.........      2,009       1,901      (1,065)     (1,065)      --
Loss on disposal of Mohr Development, including $238
 of operating income during phase-out period.........        (83)     --          --          --           --
                                                       ---------  ----------  ----------  -----------  ----------
                                                           1,926       1,901      (1,065)     (1,065)       2,464
                                                       ---------  ----------  ----------  -----------  ----------
Income (loss) before extraordinary item and
 cumulative effect of accounting change..............      3,514       3,088       1,854        (156)       2,464
Extraordinary item, net of applicable income taxes:
  Loss on early extinguishment of debt...............       (193)     --          --          --           --
Cumulative effect of accounting change...............        333      --          --          --           --
                                                       ---------  ----------  ----------  -----------  ----------
Net income (loss)....................................  $   3,654  $    3,088  $    1,854   $    (156)  $    2,464
                                                       ---------  ----------  ----------  -----------  ----------
                                                       ---------  ----------  ----------  -----------  ----------
Unaudited earnings per share (Note 3):
  Income per share from continuing operations, pro
   forma -- 1995, 1996 and July 31, 1995; actual --
   July 31, 1996.....................................             $     0.43  $     0.77   $    0.28   $     0.54
  Income (loss) per share from discontinued
   operations........................................                   0.69       (0.28)      (0.33)      --
                                                                  ----------  ----------  -----------  ----------
  Net income per share, pro forma -- 1995, 1996 and
   July 31, 1995; actual -- July 31, 1996............             $     1.12  $     0.49   $   (0.05)  $     0.54
                                                                  ----------  ----------  -----------  ----------
                                                                  ----------  ----------  -----------  ----------
  Weighted average number of shares outstanding, pro
   forma -- 1995, 1996 and July 31, 1995; actual --
   July 31, 1996.....................................              2,737,007   3,797,808   3,247,765    4,581,202
  Fully diluted income per share from continuing
   operations........................................                                                  $     0.52
                                                                                                       ----------
                                                                                                       ----------
  Fully diluted weighted average number of shares
   outstanding.......................................                                                   4,738,218
  Supplemental pro forma income per share from
   continuing operations.............................                         $     0.71
                                                                              ----------
                                                                              ----------
  Supplemental pro forma weighted average number of
   shares outstanding................................                          4,302,975

  The accompanying notes are an integral part of these consolidated financial statements.

                        COMPUTER LEARNING CENTERS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                   FOR THE SIX MONTHS
                                                               FOR THE YEAR ENDED JANUARY 31,        ENDED JULY 31,
                                                             ----------------------------------  ----------------------
                                                                1994        1995        1996        1995        1996
                                                             ----------  ----------  ----------  ----------  ----------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)........................................  $    3,654  $    3,088  $    1,854  $     (156) $    2,464
  Adjustments to reconcile net income to cash provided by
   operating activities:
    Provision for doubtful accounts........................       1,996       3,313       2,613       1,318       1,284
    Depreciation...........................................         788       1,507       1,367         644         892
    Amortization of intangibles and other assets...........         408         393         363         181         181
    Deferred tax provision (benefit).......................          93        (294)         47          --          --
    Changes in net assets and liabilities:
      Accounts receivable..................................      (6,360)     (5,186)     (4,661)       (830)     (2,933)
      Net assets of discontinued operations................       4,861         461       1,197       1,155          --
      Prepaid expenses and other current assets............          18        (325)        337         122        (359)
      Other long-term assets...............................        (774)       (503)       (365)        172        (913)
      Trade accounts payable...............................         515        (770)        796         204         999
      Accrued employee expenses............................          83        (114)        412          25         583
      Accrued other expenses...............................         (64)        768        (562)       (748)        (28)
      Deferred revenues....................................       2,590         648       3,451         616       3,409
      Other long-term liabilities..........................         415         716         196          57         139
                                                             ----------  ----------  ----------  ----------  ----------
      Cash provided by operating activities................       8,223       3,702       7,045       2,760       5,718
                                                             ----------  ----------  ----------  ----------  ----------
Cash flows from investing activities:
  Capital expenditures.....................................      (1,943)     (2,147)     (1,983)       (701)     (2,957)
  (Increase) decrease in restricted cash...................          --        (700)        700         700          --
  Product development......................................          --          --         (75)         --         (37)
  Perkins matching contributions...........................         (12)        (64)        (82)        (82)         --
                                                             ----------  ----------  ----------  ----------  ----------
      Cash used for investing activities...................      (1,955)     (2,911)     (1,440)        (83)     (2,994)
                                                             ----------  ----------  ----------  ----------  ----------
Cash flows from financing activities:
  Decrease in convertible subordinated note................        (913)         --          --          --          --
  Proceeds from issuance of common stock...................          --          --      14,847      14,847          --
  Exercise of stock options................................          --          71         183          --         310
  Borrowings from long-term debt...........................      18,475      23,790       9,694       9,694          --
  Repayments of long-term debt.............................     (21,708)    (24,287)    (26,822)    (26,560)         --
                                                             ----------  ----------  ----------  ----------  ----------
      Cash (used for) provided by financing activities.....      (4,146)       (426)     (2,098)     (2,019)        310
                                                             ----------  ----------  ----------  ----------  ----------
Net increase in cash and cash equivalents..................       2,122         365       3,507         658       3,034
Cash and cash equivalents, beginning of year...............       2,266       4,388       4,753       4,753       8,260
                                                             ----------  ----------  ----------  ----------  ----------
Cash and cash equivalents, end of year.....................  $    4,388  $    4,753  $    8,260  $    5,411  $   11,294
                                                             ----------  ----------  ----------  ----------  ----------
                                                             ----------  ----------  ----------  ----------  ----------

Supplemental disclosure of non-cash investing and financing activities:

    Capital lease obligations in the amount of $100 were entered into during fiscal 1994.

  The accompanying notes are an integral part of these consolidated financial statements.

                        COMPUTER LEARNING CENTERS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      JANUARY 31, 1994, 1995 AND 1996 AND
                           JULY 31, 1996 (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 1 -- NATURE OF THE BUSINESS:
    Computer Learning Centers, Inc. (the "Company"), formerly Comprehensive Learning Concepts, Inc., and formerly a subsidiary of General Atlantic Corporation Incorporated, is currently a public company traded on the Nasdaq National Market exchange upon completing an initial public offering on July 6, 1995 (See Note 2). In March 1987, the Company purchased six training schools from Airco Education Services, ("Airco") a division of the BOC Group, Inc., that had been operated by Airco or its predecessors since 1957. As of January 31, 1996, the Company had ten Learning Centers operating and is headquartered in Fairfax, Virginia. One additional Learning Center in Plymouth Meeting, Pennsylvania commenced operations in February 1996, bringing the total number of Learning Centers opened to eleven.

    In May 1989, the Company acquired substantially all of the assets of Blessing/White Inc. ("Blessing/White"). In fiscal 1990, the Company began operations in the U.K. with the formation of Comprehensive Learning Concepts (U.K.) Limited ("UK Ltd"). In September 1988, the Company acquired substantially all of the assets of Mohr Development Incorporated ("Mohr") (see Notes 2 and 5). On January 31, 1994, the Company sold 80.1% of the common stock of Mohr to a third party (see Note 5).

    As used herein, the fiscal years ended January 31, 1994, 1995, and 1996 are referred to as fiscal "1994", "1995" and "1996", respectively.

NOTE 2 -- INITIAL PUBLIC OFFERING:

    THE OFFERING

    On July 6, 1995, the Company completed its initial public offering, (with an effective date of May 31, 1995), filing a registration statement on Form S-1 with the Securities and Exchange Commission for the sale of 2,290,000 shares of its common stock. The net proceeds of this offering of $14.8 million were used to repay the revolving term loan and convertible subordinated note discussed in
Note 7, to repay a portion of the subordinated notes payable to stockholders resulting from the Repurchase Transactions discussed below and for working capital and general corporate purposes.

    REPURCHASE TRANSACTIONS

    In connection with the offering, certain of the shares of Class B preferred stock and all shares of Class C preferred stock were repurchased at their book value of $3,125. The Company negotiated to repurchase the common stock warrants for an aggregate price of $986, or approximately $5.24 per share purchasable thereunder. The amount of the repurchase price in excess of the book value of these warrants ($962) was charged to stockholders' equity. The Company issued subordinated notes aggregating $4,111 in consideration of these repurchases, which were repaid from the proceeds of the offering.

    RECAPITALIZATION

    In connection with the offering, a series of transactions (collectively, the "Recapitalization") were executed. The Company canceled the remaining note receivable from Blessing/White (approximately $7.5 million) and contributed to Blessing/White its 19.9% interest in Mohr, the remaining note receivable from the sale of Mohr, and its investment in UK Ltd. These assets were generally operating assets represented by accounts receivable considered to be fully collectible, accounts payable and other productive assets. The assets were contributed at net book value, which the Company believes equals net realizable value. Prior to the spinoff of Blessing/White and UK Ltd. (the discontinued operations), the Company transferred $500 to the discontinued operations to provide initial working

                        COMPUTER LEARNING CENTERS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      JANUARY 31, 1994, 1995 AND 1996 AND
                           JULY 31, 1996 (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 2 -- INITIAL PUBLIC OFFERING: (CONTINUED) capital. The Company then distributed all of the outstanding shares of common and preferred stock of Blessing/White to shareholders of the Company on a pro rata basis for common stockholders and for preferred stockholders, based upon the ratio of relative fair values of these companies to the total fair value of the Company. The net assets and results of operations of Blessing/White and UK Ltd have been reflected as discontinued operations in the accompanying consolidated financial statements through May 31, 1995. Operating results for these discontinued operations, after allocation of expenses for administration of benefit and insurance programs and certain tax and treasury functions, were as follows:

                                                          FOR THE YEAR ENDED
                                                             JANUARY 31,       FOR THE FOUR
                                                         --------------------  MONTHS ENDED
                                                           1994       1995     MAY 31, 1995
                                                         ---------  ---------  -------------
Revenues...............................................  $  23,250  $  23,938    $   4,115
                                                         ---------  ---------  -------------
Income (loss) before income taxes......................      3,051      3,098       (1,568)
(Provision) benefit for income taxes...................       (852)    (1,197)         503
                                                         ---------  ---------  -------------
Net income (loss)......................................  $   2,199  $   1,901    $  (1,065)
                                                         ---------  ---------  -------------
                                                         ---------  ---------  -------------

    For the year ended January 31, 1994 discontinued operations includes the results of Mohr (see Note 5).

    Net assets of these discontinued operations as reported in the consolidated balance sheet were comprised of the following:

                                                                                   JANUARY 31,
                                                                                      1995
                                                                                   -----------
Current assets...................................................................   $   7,612
Fixed assets, net................................................................         813
Other assets.....................................................................       5,162
                                                                                   -----------
  Total assets...................................................................      13,587
                                                                                   -----------
Current liabilities..............................................................       7,499
Other liabilities................................................................         887
                                                                                   -----------
  Total liabilities..............................................................       8,386
                                                                                   -----------
Net assets of discontinued operations............................................   $   5,201
                                                                                   -----------
                                                                                   -----------

    Total net assets of discontinued operations reflects the settlement of intercompany balances.

    REVERSE STOCK SPLIT

    The Company effected an approximately .314-for-1 reverse stock split of its outstanding common stock (the "Reverse Stock Split"), which reduced the number of shares outstanding from 67,500 to 21,195. In conjunction with the Reverse Stock Split, the Company reduced the rate at which the preferred stock was convertible into common stock to reflect the split. This reduced the total number of shares of common stock issuable upon conversion of the preferred stock from 5,816,017 to 1,826,205 shares. The consolidated financial statements have been retroactively restated to reflect these events.

                        COMPUTER LEARNING CENTERS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      JANUARY 31, 1994, 1995 AND 1996 AND
                           JULY 31, 1996 (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 2 -- INITIAL PUBLIC OFFERING: (CONTINUED)
    PREFERRED STOCK CONVERSION

    Subsequent to the Recapitalization discussed above, and immediately prior to the completion of the offering, Class A (including the shares applicable to the subscription note receivable), certain Class B and Class D preferred stockholders converted their preferred stock into .314, .369 and .408 shares of common stock, respectively, in accordance with the applicable preferred stock's conversion rates.

NOTE 3 -- SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

    The Company's consolidated financial information included herein is not necessarily indicative of the financial position, results of operations and cash flows of the Company in the future or indicative of the results that would have been reported if the Company had operated as an unaffiliated enterprise prior to May 31, 1995. Management believes the consolidated statements of operations include a reasonable allocation of costs to continuing and discontinued operations. Such expenses include administration of benefit and insurance programs, which were allocated based upon costs directly attributable to a subsidiary, and certain tax and treasury functions, which were allocated based upon the percentages of time spent on subsidiary matters or as a percentage of revenues. Total costs allocated to continuing operations were $782, $1,094 and $116 for fiscal 1994, 1995 and 1996 (through May 31, 1995), respectively.

    The consolidated financial statements include the Company and its wholly-owned subsidiaries, Blessing/White, Mohr and Comprehensive Learning Concepts (UK) Limited, which are reflected as discontinued operations through May 31, 1995 (see Notes 2 and 5). All significant intercompany balances and transactions have been eliminated.

    INCOME PER SHARE FROM CONTINUING OPERATIONS INFORMATION (UNAUDITED)

    The unaudited pro forma income per share from continuing operations for the years ended January 31, 1995 and 1996 is equal to historical income from continuing operations divided by the unaudited pro forma weighted average number of shares outstanding. The unaudited pro forma weighted average number of shares outstanding is based on the number of common shares and common share equivalents, 2,737,007 and 3,797,808 shares at January 31, 1995 and 1996, respectively, using the treasury stock method. The common stock equivalents include 277,515 and 241,501 shares representing the conversion of stock options, 616,654 and 218,626 shares representing the amount of common shares required to be sold at the initial public offering price to repay subordinated notes payable to stockholders, and 1,826,205 and 1,755,697 shares representing the conversion of all classes of preferred stock at their respective common share conversion rates after giving effect to the Repurchase Transactions and the Recapitalization at January 31, 1995 and 1996, respectively, discussed in Note
2. The weighted average of actual common stock outstanding includes those shares issued during fiscal 1996 in connection with the initial public offering.

    The unaudited supplemental pro forma income per share from continuing operations for the year ended January 31, 1995 is equal to unaudited supplemental pro forma income from continuing operations divided by the unaudited supplemental pro forma weighted average number of shares outstanding. Unaudited supplemental pro forma income from continuing operations is derived by adjusting historical income from continuing operations to reflect the reduction of interest expense ($425 net of applicable taxes for fiscal 1996) relating to the repayment as of February 1, 1994 of long-

                        COMPUTER LEARNING CENTERS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      JANUARY 31, 1994, 1995 AND 1996 AND
                           JULY 31, 1996 (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 3 -- SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) term indebtedness totaling $9.5 million. The unaudited supplemental pro forma weighted average number of shares outstanding (4,302,975 shares at January 31, 1996) is based upon the unaudited pro forma weighted average number of shares outstanding increased by the weighted average estimated amount of additional shares required to be sold at the initial public offering price to repay long-term indebtedness (505,167 shares for fiscal 1996).

    The unaudited income per share from continuing operations for the six months ended July 31, 1996 is equal to historical income from continuing operations divided by the unaudited weighted average number of shares outstanding. The unaudited weighted average number of shares outstanding is based upon the number of common shares and common share equivalents from stock options outstanding of 4,581,202 at July 31, 1996, using the treasury stock method, assuming that the options are exercised at the average market price for the six months ended July 31, 1996.

    The unaudited fully diluted income per share from continuing operations for the six months ended July 31, 1996 is equal to historical income from continuing operations divided by the unaudited fully diluted weighted average number of shares outstanding. The unaudited fully diluted weighted average number of shares outstanding is based upon the number of common shares and dilutive common share equivalents from stock options outstanding of 4,738,218 at July 31, 1996, using the treasury stock method, assuming that the options are exercised at the closing market price on July 31, 1996.

    The Company's historical capital structure is not indicative of its prospective structure due to the conversion of all shares of preferred stock into common stock concurrent with the closing of the Company's initial public offering. Accordingly, historical net income per common share is not considered meaningful and has not been presented herein.

    REVENUE RECOGNITION

    Revenues of the Company are derived principally from tuition income. The Company records accounts receivable and related deferred revenues when students are billed tuition for the programs they are attending. The deferred revenues are then recognized as income on a pro rata basis over the term of instruction, which varies from concentrated (two- to twenty-nine day) courses to eight to thirty-two-month programs. On an individual basis, when a student withdraws, tuition paid in excess of earned revenues is refunded based on the applicable refund policy and revenue earned in excess of tuition paid is recorded as an account receivable. When reporting accounts receivable and deferred revenues, the Company provides for estimated future student withdrawals as reductions to deferred revenues and related accounts receivable balances, thus stating the appropriate deferred revenues and accounts receivable balances at an estimated net realizable value. Such provisions aggregated $5,455, $5,800 and $6,300 at January 31, 1995 and 1996 and July 31, 1996, respectively.

    LEARNING CENTER START-UP COSTS

    Learning Center start-up costs consist of all direct costs incurred at a new Learning Center (excluding advertising costs) from the date a lease for a facility is entered into until the start of the

                        COMPUTER LEARNING CENTERS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      JANUARY 31, 1994, 1995 AND 1996 AND
                           JULY 31, 1996 (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 3 -- SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) first class. Such capitalized costs are amortized on a straight-line basis over a one-year period commencing with the date of the start of the first class. Deferred start up costs included in prepaid expenses and other current assets in the consolidated balance sheets were as follows:

                                                                        JANUARY 31,
                                                                    --------------------  JULY 31, 1996
                                                                      1995       1996     -------------
                                                                    ---------  ---------   (UNAUDITED)
Deferred start-up costs...........................................  $      53  $     254    $
Less: Accumulated amortization....................................         18     --
                                                                          ---  ---------        -----
                                                                    $      35  $     254    $
                                                                          ---  ---------        -----
                                                                          ---  ---------        -----

    ADVERTISING COSTS

    The Company defers advertising costs related to production of commercials and expenses such costs at the time the commercials are first aired. There was no deferred advertising for the years ended January 31, 1995 and 1996. The Company expenses all other advertising costs as incurred. Total advertising expense was $2,438, $2,601 and $3,322 for fiscal 1994, 1995 and 1996.

    STATEMENT OF CASH FLOWS

    For purposes of reporting cash flows, the Company considers investments having an original maturity of three months or less to be cash equivalents. Interest paid for fiscal 1994, 1995 and 1996 aggregated $2,410, $940 and $315, respectively. Income taxes paid for fiscal 1994, 1995 and 1996 aggregated $1,056, $1,518 and $1,933, respectively.

    RESTRICTED CASH

    Pursuant to July 1994 U.S. Department of Education ("Department") regulations, during fiscal 1995 the Company maintained restricted cash balances of $700, which equaled 25% of refunds paid in fiscal 1994. Restricted cash balances for fiscal 1996, based on fiscal 1995 refunds, were maintained at $1,100 through July 1, 1995, at which time restrictions on cash were no longer required.

    INVENTORIES

    Inventories consisting principally of program materials, books and supplies are stated at the lower of cost, determined on a first-in, first-out basis, or market. Total inventories, included in prepaid and other current assets in the consolidated balance sheets, were $185 and $259 at January 31, 1995 and 1996, respectively.

    FIXED ASSETS

    Furniture, equipment and leasehold improvements are recorded at cost. Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the assets for financial reporting purposes (three years for computer software and five years for all other fixed assets) and accelerated methods over statutory lives for income tax purposes. Leasehold improvements are amortized using the straight-line method over the term of the lease for financial reporting purposes and over the statutory lives for income tax purposes.

    PERKINS MATCHING FUNDS

    The Company participates in the Perkins loan program in order to provide continuing long-term, low interest loans to qualifying students in need of financial assistance. Perkins loans are available on

                        COMPUTER LEARNING CENTERS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      JANUARY 31, 1994, 1995 AND 1996 AND
                           JULY 31, 1996 (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 3 -- SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) the basis of student financial need and are subject to the availability of Perkins loan funds at the institution. There is a 25% institutional matching requirement for Perkins loans, pursuant to which the Company contributed $64 and $82 in fiscal 1995 and 1996, respectively.

    INTANGIBLE ASSETS

    Identifiable intangible assets were valued based on independent appraisals in connection with the acquisition in March 1987. An estimated useful life of eighteen years was assigned to the Company's Department of Education certifications of Title IV Program eligibility, based upon a review of the historical useful life of certifications held by other institutions accredited by the Accrediting Council for Independent Colleges and Schools. As of January 31, 1995 and 1996, acquisition intangibles consisted only of Department of Education certifications, which are being amortized through fiscal 2007, using a straight-line method. Accumulated amortization for Department of Education certification aggregated $2,746 and $3,109 at January 31, 1995 and 1996, respectively.

    The Company has evaluated the recoverability of intangible assets at January 31, 1996 based upon undiscounted net cash flows from operations and has determined that no impairment to these assets existed as of this date.

    OTHER ASSETS

    The Company recorded as an extraordinary item, the write-off of $193 (net of applicable income taxes of $137) of capitalized debt issuance costs associated with bank debt retired during fiscal 1994.

    SECURITIES AVAILABLE FOR SALE

    In November 1995, the Company's health insurance carrier, pursuant to a demutualization, issued to the Company 13,649 shares of common stock representing the Company's pro rata share of the carrier's policy holder surplus at the demutualization date. This stock is classified as available for sale, with unrealized gains (representing the market value of stock as Company has no basis in the investment), net of tax, excluded from income and reported as a separate component of stockholders' equity. At January 31, 1996, the market value of this investment was $363 which is included in prepaid expenses and other current assets in the consolidated balance sheet.

    INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" ("SFAS 109") which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. In fiscal 1994, the Company changed its method of accounting for income taxes by prospectively adopting SFAS 109. The cumulative effect of this change, $333, was recorded as a credit to income in fiscal 1994, and prior years' results were not restated.

    Prior to May 31, 1995, discontinued operations (discussed in Notes 2 and 5) were included in the consolidated tax return of the Company. Under that arrangement, income taxes were allocated to members of the Consolidated group based on amounts they would pay or receive if they had filed a

                        COMPUTER LEARNING CENTERS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      JANUARY 31, 1994, 1995 AND 1996 AND
                           JULY 31, 1996 (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 3 -- SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) separate income tax return (the "separate company basis"). Pursuant to the Recapitalization described in Note 2, the Company files separate income tax returns and has entered into a Tax Sharing and Indemnification Agreement with Blessing/White which provides for, among other matters:

    (i) The designation of the Company as the agent for required actions and filings of all consolidated or unitary federal or state income tax returns.

    (ii) The payment by the Company to Blessing/White or the repayment by Blessing/White of income taxes plus interest previously computed under the separate company basis, as a result of any amended return or an audit by, or refund from, the Internal Revenue Service or any state.

    RECLASSIFICATION

    Certain fiscal 1994 and 1995 consolidated financial statement amounts have been reclassified to conform to fiscal 1996 presentation.

    NEW ACCOUNTING STANDARDS

    In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of", was released by the Financial Accounting Standards Board (FASB). This standard requires the Company to review long-lived assets and certain identifiable intangibles to be held and used or to be disposed of for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The pronouncement is effective for fiscal years beginning after December 15, 1995. The Company anticipates that adoption of this new accounting standard will not have a significant effect on financial condition or results of operations.

    In October 1995, FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation," ("SFAS 123") which is effective for the Company beginning February 1, 1996. SFAS 123 provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). FASB encourages entities to adopt the fair-value based method but does not require adoption of this method. The Company has decided to continue its current accounting policy, but will be required to make pro-forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had applied. Management will apply APB 25, and as such, does not anticipate that the adoption will have a significant effect on financial condition or results of operations.

    USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates by management that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period, primarily in the areas of provisions for estimated collections, useful lives of intangible assets, and deferred income taxes. Actual results could differ from these estimates.

                        COMPUTER LEARNING CENTERS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      JANUARY 31, 1994, 1995 AND 1996 AND
                           JULY 31, 1996 (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 4 -- FINANCIAL AID PROGRAMS
    Note 13 contains an update of Financial Aid Program matters subsequent to March 15, 1996. The Company is subject to extensive regulation as a participant in various federal and state government supported financial aid programs. For fiscal 1996, approximately 72% of the Company's revenues were derived from various federal student financial aid programs. These regulations require, among other things, that the Company and its Learning Centers comply with certain financial responsibility and administrative capability requirements. Failure to comply with these requirements could result in restriction or loss by the Company or its Learning Centers of its ability to participate in federal or other financial aid programs or to provide educational and training services. Such restrictions could have a severe impact on the Company's business, financial condition and results of operations.

    The Chicago Learning Center's published federal fiscal year ("FY") 1993 student loan cohort default rate ("cohort default rate") exceeds 25% which, if accurate, would result in three consecutive years of default rates that exceed the Department's 25% threshold. Management believes the published rates are likely to contain errors. The Company has submitted an appeal of the FY 1991, 1992, 1993 rates pursuant to the Department's procedures.

    Depending on the ultimate resolution of those appeals, the Chicago Learning Center's eligibility to participate in the Federal Family Education Loan programs ("FFEL") could be subject to termination. The Chicago Learning Center will remain eligible to participate in all Title IV Programs pending the resolution of such cohort default rate appeals. The Company cannot predict when the Department might decide the Chicago Learning Center's appeals or the outcome of any such appeals.

    The Department has announced that preliminary cohort default rates for FY 1994 will by issued on or about May 1, 1996. Institutions may seek to identify errors in their preliminary rates to be corrected before the final rates are published, with such publication expected in the fall of 1996. Although there can be no assurance in this regard, based upon its internal records and preliminary and unofficial records from its guaranty agencies, the Company believes that the FY 1994 cohort default rate for the Chicago Learning Center will be below 25%. If the preliminary FY 1994 rate for the Chicago Learning Center is less than 25%, based upon recent Department decisions as well as certain litigation, the Company believes that the FY 1994 rate will be considered the most recent fiscal year and therefore such rate would be sufficient for the Chicago Learning Center to retain its FFEL eligibility regardless of the outcome of its prior year appeals.

    In the course of a 1994 recertification review occasioned by its application to be recognized for Title IV Program purposes as a degree-granting institution, the Philadelphia Learning Center was granted only provisional eligibility through September 1997, based upon the fact that its published FY 1992 cohort default rate (which the Company is appealing) exceeded the applicable standard. The terms of its provisional approval provide that during this provisional period, if, after resolution of any appeals, the Philadelphia Learning Center's cohort default rate is determined to exceed 32.9% for any single federal fiscal year, the Department may seek immediately to terminate the Philadelphia Learning Center's eligibility to participate in the Title IV Programs. The Philadelphia Learning Center's FY 93 cohort default rate which the Company intends to appeal exceeded the 32.9% threshold established by its provisional eligibility certificate.

    The Company has learned that the Department has modified its policy, consistent with applicable regulations, regarding the use of cohort default rates as a basis for provisional certification, so as to

                        COMPUTER LEARNING CENTERS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      JANUARY 31, 1994, 1995 AND 1996 AND
                           JULY 31, 1996 (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 4 -- FINANCIAL AID PROGRAMS (CONTINUED) eliminate the year-by-year comparison that is currently called for in the Philadelphia Learning Center's provisional certification, and instead to allow an institution to maintain its provisional eligibility if there is no other indication that the institution lacks administrative capability.

    Beginning with the FY 1993 cohort default rates, the Department has changed its methodology for determining when an Supplemental Loans for Students ("SLS") student loan enters repayment. The Department's authority to implement this change in methodology has been challenged on several grounds in a lawsuit in which the plaintiff, a coalition of New York proprietary institutions, has asked the court to order the Department to calculate their FY 1993 and future cohort default rates under the previous methodology. The Company cannot predict the timing or the outcome of such lawsuit. Based on its internal records, the Company believes that the FY 1994 cohort default rate for the Philadelphia Learning Center would be less than 25% if such rate were calculated without the change in methodology. Under the Department's current policy, and based on the same internal records, the Company expects the FY 1994 cohort default rate for the Philadelphia Learning Center to exceed 25%, which would be the third consecutive year in which the Learning Center's cohort default rate would exceed that threshold and therefore would subject the Philadelphia Learning Center to the loss of FFEL eligibility. The Company has appealed or plans to appeal the accuracy of all three relevant cohort default rates and the Philadelphia Learning Center will remain eligible pending the resolution of all such appeals. The Company cannot predict when the Department might decide the Philadelphia Learning Center's appeals or the outcome of any such appeals.

    Revenues from the Chicago and Philadelphia Learning Centers for fiscal 1996 were 11.0% and 16.7% of total Learning Center revenues, respectively. The Department's termination of either Learning Center's continued eligibility to participate in the Title IV Programs could have a severe impact on the Company's financial condition and results of operations. The total assets of these Learning Centers as of January 31, 1996 are $2,946 and $4,542, respectively. Carrying values of intangible assets relating to valuation of Department certification for these two Learning Centers are $43 and $38, respectively. Management does not believe that these assets are impaired as a result of the potential noncompliance issues referenced above.

NOTE 5 -- DISCONTINUED OPERATIONS:
    In November 1993, the Company approved divesting of its Mohr operations. The divestiture was completed on January 31, 1994 with the sale of 80.1% of Mohr's common stock to a third party for a note receivable of $680. The Company used an imputed interest rate of 7% to value this receivable, payable over six years, resulting in a value to the Company of $526 at January 31, 1994.

    Mohr is included in the results from the discontinued operations for the year ended January 31, 1994, the date of sale. After the sale of Mohr, the amount receivable within one year is included in the consolidated balance sheet as other current assets, and the amount receivable in excess of one year and the investment in Mohr are included as other long-term assets. In fiscal 1996, the remaining receivable from Mohr, $414, and the related 19.1% Mohr investment of $125 was contributed to Blessing/White (see Note 2).

                        COMPUTER LEARNING CENTERS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      JANUARY 31, 1994, 1995 AND 1996 AND
                           JULY 31, 1996 (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 5 -- DISCONTINUED OPERATIONS: (CONTINUED)
    Operating results for this discontinued operation were as follows:

                                                                           FOR THE
                                                                         YEAR ENDED
                                                                         JANUARY 31,
                                                                            1994
                                                                         -----------
Revenues...............................................................   $   2,632
                                                                         -----------
Loss before income taxes...............................................        (648)
Income tax benefit.....................................................         458
                                                                         -----------
Net loss...............................................................   $    (190)
                                                                         -----------
                                                                         -----------

NOTE 6 -- FIXED ASSETS:
    Fixed assets consisted of the following:

                                                                             JANUARY 31,
                                                                         --------------------
                                                                           1995       1996
                                                                         ---------  ---------
Furniture and equipment................................................  $   8,772  $   9,814
Leasehold improvements.................................................        796        683
                                                                         ---------  ---------
                                                                             9,568     10,497
Less: Accumulated depreciation and amortization........................     (5,750)    (6,063)
                                                                         ---------  ---------
                                                                         $   3,818  $   4,434
                                                                         ---------  ---------
                                                                         ---------  ---------

    Depreciation expense for fiscal 1994, 1995, and 1996 was $788, $1,507, and $1,367, respectively.

    Fixed assets include the following assets held under capital leases:

                                                                                   JANUARY 31,
                                                                               --------------------
                                                                                 1995       1996
                                                                               ---------  ---------
Computer software............................................................  $     657     --
Office equipment.............................................................        100  $     100
                                                                               ---------  ---------
                                                                                     757        100
Less: Accumulated depreciation...............................................       (700)       (63)
                                                                               ---------  ---------
                                                                               $      57  $      37
                                                                               ---------  ---------
                                                                               ---------  ---------

    Depreciation expense on these assets for fiscal 1994, 1995 and 1996 was $155, $469 and $20, respectively.

    During fiscal 1995, the Company accelerated depreciation on the computer software due to technological changes, which resulted in additional depreciation expense of $318. As of January 31, 1995, the computer software was fully depreciated.

                        COMPUTER LEARNING CENTERS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      JANUARY 31, 1994, 1995 AND 1996 AND
                           JULY 31, 1996 (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 7 -- LONG-TERM DEBT:
    Long-term debt consisted of the following:

                                                                                             JANUARY 31,
                                                                                                1995
                                                                                             -----------
Revolving term loan, interest at 2.0% above prime rate, maturing June 1998, secured by
 assets of the Company and subsidiaries and stock of subsidiaries..........................   $   8,650
Convertible subordinated note, interest at 9.13%, maturing May 1996........................       4,000
Capitalized lease obligations, interest at 12.56%, maturing June 1997, secured by computer
 software..................................................................................         367
                                                                                             -----------
                                                                                                 13,017
Less: Current portion......................................................................     ( 2,089)
                                                                                             -----------
                                                                                              $  10,928
                                                                                             -----------
                                                                                             -----------

    During fiscal 1995 through June 7, 1995, the Company maintained a debt agreement with a bank which provided for $10,700 revolving credit facility and $2,000 of stand-by letters of credit. Pursuant to the Company's initial public offering and the spin-off of discontinued operations, this agreement was terminated and all outstanding amounts repaid as of June 7, 1995 using proceeds from the initial public offering. Termination penalties paid in connection with this transaction were $87.

    On July 24, 1995, the Company executed a new debt agreement with the bank to replace the previous revolving term loan. The terms of the agreement provide for a $5,000 revolving credit facility which expires May 15, 1996. At January 31, 1996, there was no outstanding balance. The interest on the facility is based on the bank's prime rate plus 1% (9.5% at January 31, 1996) payable monthly on the outstanding balance. The Company pays a commitment fee of 1/4% based on the unused portion of the lines. The Company has granted the bank a security interest in substantially all of its assets. The agreement requires maintenance of certain financial ratios (current leverage and debt coverage ratios) and contains other restrictive covenants, including restrictions on fixed asset purchases and on payment of dividends. At January 31, 1996, the Company was in compliance with all financial ratio requirements and all covenants.

    The Company had a $1,600 irrevocable letter of credit issued to the Department as of January 31, 1995, pursuant to the Department's prior request. During fiscal 1996, the Department no longer required and released the letter of credit. In addition, the Company had letters of credit in the aggregate for $104 and $190 outstanding at January 31, 1995 and 1996, respectively, primarily with a landlord securing tenant improvements to a facility and with an insurance company for surety bonds required by various states in which the Company operates.

    The Company had a $4,000 convertible subordinated note outstanding at January 31, 1995. The note was repaid during 1996 with proceeds from the initial public offering. At January 31, 1995, the Company had capital leases related to certain computer and office equipment that was included in the "furniture and equipment" caption in Note 6. All debt related to capital leases was repaid in 1996.

                        COMPUTER LEARNING CENTERS, INC.

               JANUARY 31, 1996, 1995 AND 1994 AND JULY 31, 1996
                                  (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 8 -- INCOME TAXES:
    The components of the provisions for income taxes for fiscal 1994, 1995 and 1996 are summarized as follows:

                                                                 FOR THE YEAR ENDED JANUARY 31,
                                                                 -------------------------------
                                                                   1994       1995       1996
                                                                 ---------  ---------  ---------
Current:
  Federal......................................................  $     634  $     984  $   1,433
  State........................................................        397        441        598
Deferred.......................................................         93       (294)        47
                                                                 ---------  ---------  ---------
                                                                     1,124      1,131      2,078
Loss on early extinguishment of debt...........................       (137)    --         --
                                                                 ---------  ---------  ---------
Provision for income tax.......................................  $     987  $   1,131  $   2,078
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    Deferred tax assets (liabilities) arise due to the recognition of income and expense items for tax purposes in periods which differ from those used for financial statement purposes. At January 31, 1995 and 1996, the net deferred tax asset was comprised of the following:

                                                                               JANUARY 31,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------
Allowance for doubtful accounts..........................................  $     744  $     669
Depreciation and amortization............................................         90         75
Deferred rent accrual....................................................        276        304
Vacation pay accrual.....................................................         87        143
Accrued bonuses..........................................................     --            122
Other accruals...........................................................        135         77
                                                                           ---------  ---------
Total deferred tax asset.................................................      1,332      1,390
                                                                           ---------  ---------
Deferred start-up costs..................................................     --           (104)
Other deferred tax liabilities...........................................       (137)      (138)
                                                                           ---------  ---------
Total deferred tax liabilities...........................................       (137)      (242)
                                                                           ---------  ---------
Net deferred tax asset...................................................  $   1,195  $   1,148
                                                                           ---------  ---------
                                                                           ---------  ---------

    Management believes, based on the Company's history of earnings, that income from continuing operations will more likely than not be sufficient to fully recognize this net deferred tax asset. The components of the net deferred tax asset include a current and long-term portion, which is included in prepaid expenses and other current assets and other long-term assets in the consolidated balance sheets, respectively.

                        COMPUTER LEARNING CENTERS, INC.

               JANUARY 31, 1996, 1995 AND 1994 AND JULY 31, 1996
                                  (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 8 -- INCOME TAXES: (CONTINUED)
    Differences between effective income tax rates and the statutory U.S. federal income tax rates are as follows:

                                                                         FOR THE YEAR ENDED JANUARY 31,
                                                                         -------------------------------
                                                                           1994       1995       1996
                                                                         ---------  ---------  ---------
Statutory U.S. federal income tax rate.................................       34.0%      34.0%      35.0%
State income taxes, net of federal benefit.............................        9.7       12.6        7.8
Permanent differences and other........................................       (2.3)       2.2       (1.2)
                                                                               ---        ---        ---
Effective income tax rates.............................................       41.4%      48.8%      41.6%
                                                                               ---        ---        ---
                                                                               ---        ---        ---

    For the years ended January 31, 1994, 1995 and 1996, state taxable income includes interest income on amounts owed from Blessing/White causing disproportionately higher state income tax rates. In addition, the Company utilized all state net operating losses during the year ended January 31, 1994.

                        COMPUTER LEARNING CENTERS, INC.

               JANUARY 31, 1996, 1995 AND 1994 AND JULY 31, 1996
                                  (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 9 -- STOCKHOLDERS' EQUITY:
    An analysis of the changes in stockholder's equity for the years ended January 31, 1994, 1995 and 1996 and for the six months ended July 31, 1996 is summarized below:

                                                                                                          (ACCUMULATED
                                                                                               COMMON       DEFICIT)
                               PREFERRED    COMMON      TREASURY    SUBSCRIPTION   PAID-IN      STOCK       RETAINED
                                 STOCK       STOCK        STOCK        NOTES       CAPITAL    WARRANTS      EARNINGS
                               ---------  -----------  -----------  ------------  ---------  -----------  ------------
Balance February 1, 1993.....  $  19,018      --        $    (585)   $   (1,169)  $      10   $      24    $  (14,991)
Fiscal 1994 net income.......     --          --           --            --          --          --             3,654
                               ---------         ---   -----------  ------------  ---------         ---   ------------
Balance at January 31,
 1994........................     19,018      --             (585)       (1,169)         10          24       (11,337)
                               ---------         ---   -----------  ------------  ---------         ---   ------------
Exercise of stock options         --       $       1       --            --              70      --            --
Fiscal 1995 net income            --          --           --            --          --          --             3,088
                               ---------         ---   -----------  ------------  ---------         ---   ------------
Balance at January 31, 1995       19,018           1         (585)       (1,169)         80          24        (8,249)
                               ---------         ---   -----------  ------------  ---------         ---   ------------
Retirement of treasury
 stock.......................       (585)     --              585        --          --          --            --
Repurchase transactions......     (3,125)     --           --            --          --             (24)         (986)
Recapitalization.............     (6,582)     --           --               503      (8,045)     --             9,200
Conversion of preferred stock
 to common...................     (8,726)         17       --            --           8,709      --            --
Stock issuance/initial public
 offering....................     --              23       --            --          14,824      --            --
Exercise of stock options....     --               2       --            --             181      --            --
Fiscal 1996 net income.......     --          --           --            --          --          --             1,854
                               ---------         ---   -----------  ------------  ---------         ---   ------------
Balance at January 31,
 1996........................     --              43       --              (666)     15,749      --             1,819
                               ---------         ---   -----------  ------------  ---------         ---   ------------
Exercise of stock options....                      1                                    602
Net income for the six months
 ended July 31, 1996.........                                                                                   2,464
                               ---------         ---   -----------  ------------  ---------         ---   ------------
Balance at July 31, 1996
 (unaudited).................     --       $      44       --        $     (666)  $  16,351      --        $    4,283
                               ---------         ---   -----------  ------------  ---------         ---   ------------
                               ---------         ---   -----------  ------------  ---------         ---   ------------

    The Company's Certificate of Incorporation provides for common stock and preferred stock.

                        COMPUTER LEARNING CENTERS, INC.

               JANUARY 31, 1996, 1995 AND 1994 AND JULY 31, 1996
                                  (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 9 -- STOCKHOLDERS' EQUITY: (CONTINUED)
    The Company's capital stock consisted of the following at January 31, 1995 and 1996 and at July 31, 1996:

                                                                                   JANUARY 31,        JULY 31,
                                                                               --------------------  -----------
                                                                                 1995       1996        1996
                                                                               ---------  ---------  -----------
                                                                                                     (UNAUDITED)
Preferred stock, no shares authorized or issued -- 1995; $.01 par value,
 1,000,000 shares authorized, no shares issued -- 1996.......................     --         --          --
Convertible preferred stock, no par value:                                        --         --          --
  Class D-1,000,000 shares authorized; 961,538 shares issued and outstanding;
   liquidation preference $5,000 -- 1995; no shares -- 1996..................  $   5,000     --          --
  Class B-1,000,000 shares authorized; 675,206 shares issued and outstanding;
   liquidation preference $5,402 -- 1995; no shares -- 1996..................      5,402     --          --
  Class C-1,000,000 shares authorized; 324,794 shares issued and outstanding;
   liquidation preference $2,598 -- 1995; no shares -- 1996..................      2,598     --          --
  Class A-4,000,000 shares authorized; 3,962,500 shares issued and 3,850,000
   outstanding; liquidation preference $4,264 -- 1995; no shares -- 1996.....      6,018     --          --
  Less: subscription notes receivable 70,649 common shares at $9.43 per share
   -- 1996; 225,000 Class A preferred stock shares at $5.20 per share --
   1995......................................................................     (1,169) $    (666)  $    (666)
  Common stock, $.01 par value -- 10,000,000 shares authorized; and 21,195
   and 4,329,515 shares outstanding in 1995 and 1996, respectively...........          1         43          44
  Common stock warrants......................................................         24     --          --
  Additional paid-in capital.................................................         80     15,749      16,351
                                                                               ---------  ---------  -----------
  Less: treasury stock, at cost, 112,500 shares of preferred stock, Class
   A.........................................................................       (585)    --          --
                                                                               ---------  ---------  -----------
                                                                               $  17,369  $  15,126   $  15,729
                                                                               ---------  ---------  -----------
                                                                               ---------  ---------  -----------

    During fiscal 1993, 112,500 of the shares were received in exchange for a non-interest bearing promissory note aggregating $585. In March 1995, the Company's Board of Directors approved the retirement of the 112,500 shares of Class A preferred stock held in the treasury.

NOTE 10 -- SAVINGS PLAN:
    The Company maintains a 401(k) plan covering substantially all employees. Under the terms of the plan, the Company will match 25% of employee contributions up to a maximum of 6% of annual employee compensation. Company contributions under the plan aggregated $53, $54 and $52 for fiscal 1994, 1995 and 1996, respectively.

                        COMPUTER LEARNING CENTERS, INC.

               JANUARY 31, 1996, 1995 AND 1994 AND JULY 31, 1996
                                  (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 11 -- COMMITMENTS AND CONTINGENCIES:

    LEASE COMMITMENTS

    The Company leases substantially all of its facilities under operating lease agreements. A majority of the operating leases contain renewal options that can be exercised after the initial lease term. Renewal options are generally for periods of one to five years. All operating leases will expire over the next ten years, and management expects that leases will be renewed or replaced by other leases in the normal course of business. There are no material restrictions imposed by the lease agreements. The Company has not entered into any significant guarantees related to the leases.

    The Company is required to make additional payments under certain operating lease terms for taxes, insurance and other operating expenses incurred during the operating lease period.

    Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of January 31, 1996 are as follows:

1997......  $   3,714
1998......      3,561
1999......      3,301
2000......      2,607
2001......      1,742
Thereafter..     4,537
            ---------
            $  19,462
            ---------
            ---------

    Rent expense under these lease agreements aggregated $3,160, $3,540 and $3,689 for fiscal 1994, 1995 and 1996, respectively.

    LITIGATION

    The Company is not a party to any material litigation. The Company may from time to time be involved in routine litigation incident to its business.

NOTE 12 -- STOCK INCENTIVE PLANS
    The Company has a Long-Term Incentive Plan that provides for award of incentive and nonqualified common stock options and common stock appreciation rights to certain directors, officers and key employees. The plan is administered by an administration committee of the Board of Directors. The Company has reserved 775,458 shares of common stock for grant under the plan. As of January 31, 1996, options to purchase 539,926 shares of common stock were outstanding under this plan. The Company has provided that no further grants may be made under the Long-Term Incentive Plan.

    In addition, the Board of Directors adopted the 1995 Stock Incentive Plan which provides that a variety of awards, including stock options, stock appreciation rights and restricted and unrestricted stock grants, may be made to the Company's employees, officers, consultants and advisors. Stock options may be granted either in the form of incentive stock options or non-qualified stock options. The option exercise price of incentive stock options may not be less than the fair market value of the common stock on the date of grant. The Company has reserved 86,820 shares for issuance under this plan. The Company has granted 72,500 options under this plan as of January 31, 1996.

    In March 1995, the Company's Board of Directors adopted the 1995 Non-Employee Directors Stock Option Plan, which provides for the grant to each of the current non-employee directors of an option exercisable for shares of common stock. All options granted under the plan will have an

                        COMPUTER LEARNING CENTERS, INC.

               JANUARY 31, 1996, 1995 AND 1994 AND JULY 31, 1996
                                  (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 12 -- STOCK INCENTIVE PLANS (CONTINUED) exercise price equal to the fair market value of the common stock on the date of grant. The Company has reserved 70,178 shares of issuance under this plan. As of January 31, 1996, the Company has granted 18,720 options under this plan.

    Incentive and nonqualified options are exercisable at a price not less than 100% and 50%, respectively, of the fair market value of the common stock at the date of grant, as determined by the administration committee. Stock appreciation rights provide for payments equal to the base amount of the right, as determined by the administration committee. No such appreciation rights are outstanding. Options may be granted in tandem with appreciation rights; however, holders of such tandem awards are subject to restrictions on the matter of exercise as defined in the plan. Generally, stock options and rights vest ratably over five years. All options and rights must be exercised within ten years from date of grant.

    In connection with the Recapitalization described in Note 2, holders of incentive stock options received stock options in their respective companies (either CLC or Blessing/White). The following share activity relates only to CLC stock options and has been adjusted to reflect the Reverse Stock Split (see Note
2):

                                                                    INCENTIVE    NON QUALIFIED
                                                                  STOCK OPTIONS  STOCK OPTIONS
                                                                  -------------  -------------
Outstanding at January 31, 1993.................................       452,819        117,748
                                                                  -------------  -------------
  Options granted at $8.30 per share............................        22,172
  Options cancelled.............................................       (50,238)
                                                                  -------------  -------------
Outstanding at January 31, 1994.................................       424,753        117,748
                                                                  -------------  -------------
  Options granted at $5.50 per share............................       296,348
  Options exercised at $12.74 per share.........................        (5,495)
  Options cancelled.............................................       (97,149)
                                                                  -------------  -------------
Outstanding at January 31, 1995.................................       618,457        117,748
                                                                  -------------  -------------
  Options granted at $8.00 per share............................        91,220
  Options exercised at prices from $.39 to $5.50 per share......      (191,872)
  Options cancelled.............................................        (4,407)
                                                                  -------------  -------------
Outstanding at January 31, 1996.................................       513,398        117,748
                                                                  -------------  -------------
                                                                  -------------  -------------
Total exercisable at January 31, 1996...........................       332,956        117,748
                                                                  -------------  -------------
                                                                  -------------  -------------

NOTE 13 -- SUBSEQUENT EVENTS -- (UNAUDITED)

    FINANCIAL AID PROGRAMS

    The Department of Education has decided the appeals for the Chicago and Philadelphia Learning Centers' FY 1992 cohort default rates, which remain above 25%, but the FY 1991 appeal for Chicago and the FY 1993 appeals for the Chicago and Philadelphia Learning Centers remain pending.

    The Company received the FY 1994 preliminary default rates; the Chicago and Philadelphia preliminary figures were 20.2% and 27.4%, respectively. Based upon recent Department of Education decisions as well as certain industry litigation, the Company believes that the FY 1994 rate will be considered the most recent fiscal year and therefore such rate would be sufficient for the Chicago

                        COMPUTER LEARNING CENTERS, INC.

               JANUARY 31, 1996, 1995 AND 1994 AND JULY 31, 1996
                                  (UNAUDITED)
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE STATED)

NOTE 13 -- SUBSEQUENT EVENTS -- (UNAUDITED) (CONTINUED)
Learning Center to retain its FFEL eligibility regardless of the outcome of its prior year appeals. The Company has challenged certain data contained in the Philadelphia Learning Center's preliminary 1994 rate and is awaiting the resolution of that challenge. If the Philadelphia Learning Center's FY 1994 rate is published at 25% or higher, it would result in three consecutive years of default rates that exceed the 25% threshold.

    The Company has appealed or plans to appeal, the accuracy of all relevant cohort default rates in excess of the 25% threshold. The Chicago and Philadelphia Learning Centers will remain eligible to participate in all Title IV programs pending the resolution of cohort default rate appeals. Revenues from the Chicago and Philadelphia Learning Centers for the six months ended July 31, 1996 were 11% and 17%, respectively.

    LONG-TERM DEBT

    The Company's $5,000 revolving credit facility was extended to July 15, 1996 at which point it expired. The Company is currently in negotiation to renew the credit facility.

    STOCK INCENTIVE PLANS

    The Company has reserved 775,458 shares of Common Stock for grant under the Long-Term Incentive Plan. As of July 31, 1996, options to purchase 439,054 shares of Common Stock were outstanding under this plan. The Company has reserved 486,820 shares of Common Stock for issuance under the 1995 Stock Incentive Plan. The Company has granted 142,500 under this plan as of July 31, 1996. The Company has reserved 70,178 shares of Common Stock for issuance under the 1995 Non-Employee Directors Stock Option Plan. As of July 31, 1996, the
Company has granted        Options under this plan.

    The option activity for the six months ended July 31, 1996 is as follows:

                                                                                        INCENTIVE    NON QUALIFIED
                                                                                      STOCK OPTIONS  STOCK OPTIONS
                                                                                      -------------  -------------
Outstanding at January 31, 1996.....................................................       513,398        117,748
  Options granted at prices from $9.00 to $21.13 per share..........................        79,700        --
  Options exercised at prices from $1.39 per share to $8.00.........................       124,612          7,850
Outstanding at July 31, 1996........................................................       468,486        109,898
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Total exercisable at July 31, 1996..................................................       226,528        109,898
                                                                                      -------------  -------------
                                                                                      -------------  -------------